Exhibit 10

EQUITYHOLDERS AGREEMENT

by and among

JASMINE VENTURES PTE. LTD.,

ENAGAS HOLDING USA, S.L.U.,

ENAGAS U.S.A. LLC,

BIP AGGREGATOR Q L.P.,

BLACKSTONE INFRASTRUCTURE PARTNERS – V L.P.,

BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P.,

BIP HOLDINGS MANAGER L.L.C.,

BIP PRAIRIE E L.P.,

BIP PRAIRIE E MANAGER L.L.C.,

PRAIRIE NON-ECI AGGREGATOR LP,

PRAIRIE NON-ECI ACQUIROR HOLDCO LP,

PRAIRIE NON-ECI ACQUIROR LP,

PRAIRIE ECI AGGREGATOR LP,

PRAIRIE ECI ACQUIROR HOLDCO LP,

PRAIRIE ECI ACQUIROR LP,

PRAIRIE VCOC AGGREGATOR LP,

PRAIRIE VCOC ACQUIROR HOLDCO LP,

PRAIRIE VCOC ACQUIROR LP,

PRAIRIE SECONDARY ACQUIROR LP

and

PRAIRIE GP ACQUIROR LLC,

Dated as of March 11, 2019

i

Schedule A – Enagas IRR, GIC IRR, Specified Price and Transaction Expenses

Schedule B – Beneficial Ownership

ii

This EQUITYHOLDERS AGREEMENT, dated as of March 11, 2019 (the “Effective Date”), is entered into by and among (i) Jasmine Ventures Pte. Ltd., a Singapore private limited company (“GIC Investor”), (ii) BIP Aggregator Q L.P., a Delaware limited partnership (“BIP Q LP”), (iii) Blackstone Infrastructure Partners – V L.P., a Delaware limited partnership (“BIP V”), (iv) Blackstone Infrastructure Associates L.P., a Delaware limited partnership (“BIP”), (v) Enagas Holding USA, S.L.U, a Spanish limited liability company (“Enagas Spain Investor”), (vi) Enagas U.S.A. LLC, a Delaware limited liability company (“Enagas US Investor” and, together with Enagas Spain Investor, the “Enagas Investor”), (vii) BIP Holdings Manager L.L.C., a Delaware limited liability company (“Aggregator GP”), (viii) BIP Prairie E L.P., a Delaware limited partnership (“Prairie E Investor”), (ix) BIP Prairie E Manager L.L.C., a Delaware limited liability company (“Prairie E Investor GP”), (x) Prairie Non-ECI Aggregator LP, a Delaware limited partnership (“Non-ECI Aggregator”), (xi) Prairie Non-ECI Acquiror Holdco LP, a Delaware limited partnership (“Non-ECI Acquiror Holdco”), (xii) Prairie Non-ECI Acquiror LP, a Delaware limited partnership (“Non-ECI Acquiror”), (xiii) Prairie ECI Aggregator LP, a Delaware limited partnership (“ECI Aggregator”), (xiv) Prairie ECI Acquiror Holdco LP, a Delaware limited partnership (“ECI Acquiror Holdco”), (xv) Prairie ECI Acquiror LP, a Delaware limited partnership (“ECI Acquiror”), (xvi) Prairie VCOC Aggregator LP, a Delaware limited partnership (“VCOC Aggregator” and, together with Aggregator GP, Non-ECI Aggregator and ECI Aggregator, the “TGE Aggregators”), (xvii) Prairie VCOC Acquiror Holdco LP, a Delaware limited partnership (“VCOC Acquiror Holdco” and, together with Non-ECI Acquiror Holdco and ECI Acquiror Holdco, the “TGE Holdcos”), (xviii) Prairie VCOC Acquiror LP, a Delaware limited partnership (“VCOC Acquiror” and, together with ECI Acquiror, Non-ECI Acquiror, the “TGE Acquirors”), (xix) Prairie Secondary Acquiror LP, a Delaware limited partnership (“Secondary Acquiror”) and (xx) Prairie GP Acquiror LLC, a Delaware limited liability company (“GP Acquiror”). The parties to this Agreement are hereby referred to as the “Parties” and each, a “Party.”

RECITALS:

1. As of the Effective Date, (i) GIC Investor, Enagas Spain Investor and Aggregator GP have entered into that certain Amended and Restated Limited Partnership Agreement of Non-ECI Aggregator dated as of the Effective Date (the “Non-ECI Aggregator LPA”) pursuant to which Aggregator GP shall act as the general partner of Non-ECI Aggregator, (ii) Enagas US Investor and Prairie E Investor GP have entered that certain amended and restated limited partnership agreement pursuant to which Prairie E Investor GP shall act as the general partner of Prairie E Investor, and (iii) Prairie E Investor, Prairie E Investor GP and Aggregator GP have entered into that certain Amended and Restated Limited Partnership Agreement of ECI Aggregator dated as of the Effective Date (the “ECI Aggregator LPA”) pursuant to which Aggregator GP shall act as the general partner of ECI Aggregator, in each case, in connection with the consummation of the transactions contemplated by that certain Purchase Agreement dated January 30, 2019, by and among GP Acquiror, the TGE Acquirors and certain other parties thereto (the “Purchase Agreement”). Pursuant to the Purchase Agreement, (i) Non-ECI Acquiror has acquired certain Class A Shares of Tallgrass Energy, LP, a Delaware limited partnership (“TGE” and, together with its Subsidiaries, the “TGE Group”), (ii) ECI Acquiror and VCOC Acquiror have acquired certain units of Tallgrass Equity, LLC, a Delaware limited liability company (“TE”), and related Class B Shares of TGE and (iii) GP Acquiror has acquired the general partner interest in TGE through the acquisition of the Acquired GP Interests (as defined below) (such acquisition and the related matters are collectively referred to as the “Transaction”), and the Purchase Price (as defined in the Purchase Agreement) paid in the Transaction has been allocated such that the price paid per each Acquired Class A Share is equal to the price paid per each Acquired Class B Interest.

2. As a result of the Transaction, the TGE Acquirors become the owners of all of the Equity Interests (as defined below) of GP Acquiror in the proportions set forth in the limited liability company agreement of GP Acquiror.

3. As a result of the Transaction, GP Acquiror became the sole member of TGE GP and the TGE GP limited liability company agreement was amended and restated in its entirety, in part to reflect the terms of this Agreement.

4. In connection with the consummation of the Transaction, the TGE Acquirors and certain other parties entered into (i) that certain Credit Agreement dated as of the date hereof (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the TGE Acquirors, the Guarantors (as defined therein), the lenders from time to time party thereto and Credit Suisse AG, as administrative agent and collateral agent and (ii) the Debt Responsibility Agreement dated as of the date hereof (the “Debt Responsibility Agreement”), which shall govern the proportional responsibility of the TGE Acquirors and any other relevant person with respect to the obligations under the Credit Agreement and any other Debt Financing.

5. In connection with the consummation of the Transaction and on the date hereof, the TGE Investors funded an aggregate amount equal to $400,000,000 (the “Secondary Purchase Amount”) pro rata based on the their respective Ownership Percentages into Secondary Acquiror in exchange for limited partner interests of Secondary Acquiror to be used by Secondary Acquiror for the purpose of acquiring additional Class A Shares following the Effective Date, subject to the terms set forth herein and in the Amended and Restated Limited Partnership Agreement of Secondary Acquiror dated as of the date hereof (the “Secondary Acquiror LPA”) (such purchases made by Secondary Acquiror, the “Secondary Purchases”).

6. The Parties are entering into this Agreement to formalize their pari passu investment in the TGE Group and further regulate the terms of their relationship with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Definitions. Each capitalized term used herein shall have the meaning given such term set forth below:

“Acceptable GP Transfers” shall have the meaning set forth in Section 4.3.

“Acquired Class A Shares” means the Class A Shares acquired at the Closing.

“Acquired Class B Interests” means the Class B Interests acquired at the Closing.

“Acquired GP Interests” means the GP Interests acquired at the Closing.

“Acquired Interests” means, collectively, the Acquired Class A Shares, the Acquired Class B Interests and the Acquired GP Interests, as applicable.

“Acquiring Party” shall have the meaning set forth in Section 5.2(a).

“Acquisition Notice” shall have the meaning set forth in Section 5.2(b).

“Additional Enagas Post-CFIUS Investment Amount” shall have the meaning set forth in Section 5.3(b).

“Additional Funding” shall have the meaning set forth in Section 5.3(c)(i).

“Additional Funding Amount” means, (a) with respect to Enagas Spain Investor, an amount equal to (i) the then-Ownership Percentage of Enagas Investor multiplied by (ii) the amount of the applicable Capital Call and (b) with respect to the BIP Funds, an amount equal to (i) the then-Ownership Percentage of the BIP Funds plus, to the extent that GIC Investor does not participate in the relevant purchase of additional Class A Shares, the then-Ownership Percentage of GIC, multiplied by (ii) the amount of the applicable Capital Call.

“Additional Investors” shall have the meaning set forth in Section 4.3.

“Affiliate” means, with respect to any Person, any other Person, that, directly or indirectly Controls, is Controlled by or under common Control with, such Person; provided, however, that, notwithstanding the foregoing (a) neither GIC Investor (or any of its Affiliates) nor Enagas Investor (or any of its Affiliates) shall be considered an Affiliate of any TGE Aggregator or any of its respective Subsidiaries (including the TGE Group), (b) none of the BIP Funds (or any of their Affiliates) shall be considered an Affiliate of any TGE Aggregator or any of its respective Subsidiaries (including the TGE Group) and (c) none of the Closing Silo Entities, GP Acquiror, TGE GP or any member of the TGE Group shall be considered an Affiliate of any of the TGE Investors.

“Aggregator Entity” shall have the meaning set forth in Section 4.4(c)(iv).

“Aggregator Entity LPA” means the limited partnership agreement of the applicable Aggregator Entity.

“Aggregator GP” shall have the meaning set forth in the Preamble.

“Aggregator Group” means, collectively, Aggregator GP, the Closing Silo Entities and GP Acquiror.

“Aggregator LP Units” means the common units representing limited partner interests in the applicable TGE Aggregator.

“Agreed Purchases” shall have the meaning set forth in Section 2.3(a)(xvi).

“Agreement” means this Equityholders Agreement, as amended from time to time.

“BIP” shall have the meaning set forth in the Preamble.

“BIP Funds” means BIP Q LP, BIP V, BIP and any of their related parallel funds, parallel accounts, co-investment vehicles and other side-by-side investment vehicles and any alternative investment vehicles of any of the foregoing who owns or hereinafter acquires, directly or indirectly, any Interests.

“BIP Q LP” shall have the meaning set forth in the Preamble.

“BIP V” shall have the meaning set forth in the Preamble.

“Blocker Entity” means, with respect to any TGE Investor, any single-purpose blocker entity formed under the laws of the United States that owns (directly or indirectly) all or a portion of such TGE Investor’s interests in the Interests and that is either a corporation or an entity classified as an association taxable as a corporation for U.S. federal income tax purposes.

“Board” shall have the meaning set forth in Section 2.1(a)(i).

“Business Day” means any day on which banks are generally open to conduct business in the State of New York.

“Call Notice” shall have the meaning set forth in Section 5.3(c)(i).

“Capital Call” shall have the meaning set forth in Section 5.3(c)(i).

“CFIUS” means the Committee on Foreign Investment in the United States.

“CFIUS Approval” shall have the meaning set forth in Section 2.6.

“CFIUS Approval Date” means (i) the date when the Parties have received written notice from CFIUS that CFIUS has determined that the Transaction is not a “covered transaction” and is not subject to review under applicable Law, (ii) the date when the Parties have received a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transaction and has determined that there are no unresolved national security concerns and has therefore terminated all action under the DPA, or (iii) if CFIUS has sent a report (the “CFIUS Report”) to the President of the United States (the “President”) requesting a decision, then (A) the date on which the President has announced a decision not to take any action to suspend or prohibit the Transaction or (B) the date that is 15 days from the date of the President’s receipt of the CFIUS Report, if the President has not taken any action to suspend or prohibit the Transaction during that time.

“CFIUS Report” shall have the meaning set forth in this Section 1.1.

“Class A Shares” means the Class A Shares of TGE.

“Class B Interests” means, collectively, each TE Unit and corresponding Class B Share.

“Class B Shares” means the Class B Shares of TGE.

“Closing” shall have the meaning set forth in the Purchase Agreement.

“Closing Silo Entities” means the ECI Silo Entities, the Non-ECI Silo Entities, the VCOC Silo Entities and Secondary Acquiror.

“Co-Investment Default” shall have the meaning set forth in Section 5.3(d)(i).

“Co-Investment Defaulting Member” shall have the meaning set forth in Section 5.3(d)(i).

“Co-Investor” means each of GIC Investor and Enagas Investor.

“Co-Investor Transfer” shall have the meaning set forth in Section 4.2.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in Section 3.2.

“Control” means the possession, directly or indirectly, through one or more intermediaries, by any Person or group (within the meaning of Section 13(d)(3) under the Exchange Act) of the power or authority, through ownership of voting securities, by contract or otherwise, to control or direct the management and policies of the entity. “Controlled” and “Controlling” shall have correlative meanings.

“Credit Agreement” shall have the meaning set forth in the Recitals.

“Debt” means, with respect to any Person, the amount of such Person’s and its subsidiaries’ (whether or not wholly owned) consolidated funded debt (excluding any non-recourse project financing debt for construction projects), less any cash on the balance sheet of such Person. A Person’s funded debt shall include such Person’s proportionate share of funded debt of non-wholly owned entities based on such Person’s percentage ownership of such non-wholly owned entity.

“Debt Financing” means, (i) the Obligations as defined in the Credit Agreement and (ii) the obligations under any other debt the proceeds of which were used to finance the acquisition or ownership of the Interests, in the case of this clause (ii) only to the extent that (x) such debt is subject to the terms of the Debt Responsibility Agreement and (y) all the obligors with respect to such debt become parties to the Debt Responsibility Agreement.

“Debt to EBITDA Ratio” means, as of any date of determination, with respect to any Person, the ratio of (a) total Debt of such Person as of the date of determination to (b) consolidated EBITDA of such person for the consecutive twelve (12)-month fiscal period of such Person most recently ended for which financial statements of such Person are available.

“Debt Responsibility Agreement” shall have the meaning set forth in the Recitals.

“Defaulted Funding” shall have the meaning set forth in Section 5.3(d)(i).

“Defined Take-Private Transaction” means a transaction (a) facilitated or arranged by the BIP Funds or any of their Affiliates, (b) pursuant to which (or as a result of which) the Class A Shares are no longer registered under the Exchange Act, and (c) effected more than 50% through the use of institutional direct investors, at least one of which, following such transaction, (i) has an interest in each of the GP Acquiror and the Class A Shares that is equal to or greater than the then-current Interests held by GIC Investor (in each case, on a look-through basis) from its capital invested as of the Closing (without giving effect to any incremental purchases of Class A Shares or Equity Interests in GP Acquiror by GIC Investor following the Closing) and (ii) will cast any vote in respect of the approval of Specified Non-Ordinary Course Approval Rights in its sole discretion (without any agreement, obligation, arrangement or understanding with the BIP Funds with respect to the same).

“Direct Sale” shall have the meaning set forth in Section 4.2(b).

“Director” means one or more members of the Board, as the context may require.

“DPA” means, collectively, Section 721 of the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 and the Foreign Investment and National Security Act of 2007, as implemented by Executive Order 11858, and 31 C.F.R. Parts 800 and 801, and all other implementing regulations thereof.

“Drag-Along Transaction” means an Exit Transaction that is (a) a bona fide transaction with a third-party counterparty or counterparties that are not Affiliates of BIP or any of the other BIP Funds and (b) (i) with respect to GIC Investor, a GIC Qualifying Sale and (ii) with respect to Enagas Investor, an Enagas Qualifying Sale.

“EBITDA” means, with respect to any Person, such Person’s and its subsidiaries’ (whether or not wholly owned) consolidated earnings before interest, taxes, depreciation and amortization. A Person’s EBITDA shall include such Person’s proportionate share of EBITDA of non-wholly owned entities based on such Person’s percentage ownership of such non-wholly owned entity.

“ECI Acquiror” shall have the meaning set forth in the Preamble.

“ECI Acquiror Holdco” shall have the meaning set forth in the Preamble.

“ECI Aggregator” shall have the meaning set forth in the Preamble.

“ECI Aggregator LPA” shall have the meaning set forth in the Recitals.

“ECI Silo Entities” means, collectively, ECI Acquiror, ECI Acquiror Holdco and ECI Aggregator.

“Effective Date” shall have the meaning set forth in the Preamble.

“Eligible Units” shall have the meaning set forth in Section 4.5(a).

“Enagas CFIUS Approval Date” means (a) the date when Enagas Investor has received written notice from CFIUS that CFIUS has determined that the Transaction is not a “covered transaction” and is not subject to review under applicable Law, (b) the date when Enagas Investor has received a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transaction and has determined that there are no unresolved national security concerns and has therefore terminated all action under the DPA, or (c) if CFIUS has sent a CFIUS Report to the President requesting a decision, then (i) the date on which the President has announced a decision not to take any action to suspend or prohibit the Transaction or (ii) the date that is 15 days from the date of the President’s receipt of the CFIUS Report, if the President has not taken any action to suspend or prohibit the Transaction during that time.

“Enagas Commitment” means $300,000,000, less the amount funded by Enagas Investor as of the date hereof to Secondary Acquiror, plus any amounts distributed to the Enagas Investor pursuant to Section 5.3(a)(iv).

“Enagas Consent Item” shall have the meaning set forth in Section 2.4(a).

“Enagas Director” shall have the meaning set forth in Section 2.1(a)(ii).

“Enagas Investor” shall have the meaning set forth in the Preamble.

“Enagas IRR” shall have the meaning set forth on Schedule A.

“Enagas Observer” shall have the meaning set forth in Section 2.1(a)(ii).

“Enagas Post-CFIUS Investment Threshold Amount” shall have the meaning set forth in Section 5.3(b).

“Enagas Purchase Price” means (a) the amount paid to acquire the applicable Class A Shares in the Take-Private Transaction, less (b) any dividends received in respect of such Class A Shares following the consummation of such Take-Private Transaction, plus (c) to the extent Enagas Shareholder Approval is required for Enagas Investor to participate in the Take-Private Transaction as provided in Section 5.2(d), a 9% annualized premium calculated from the closing date of the Take-Private Transaction to the date on which Enagas Investor purchases the applicable Class A Shares following Enagas Shareholder Approval.

“Enagas Qualifying Sale” means any Exit Transaction that (a) occurs on or after the fifth anniversary of the Closing, (b) occurs prior to the fifth anniversary of the Closing and results in at least an Enagas IRR for Enagas Investor or (c) is consented to by Enagas Investor.

“Enagas Shareholder Approval” means the approval by the General Shareholders’ Meeting (Junta General de Accionistas) of Enagás, S.A.

“Enagas Spain Investor” shall have the meaning set forth in the Preamble.

“Enagas US Investor” shall have the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, any and all shares, interests, participations, or other equivalents, including membership interests (however designated, whether voting or nonvoting or certificated or noncertificated), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, including all securities convertible or exchangeable for such equity and all options, warrants and other rights to purchase or otherwise acquire such equity, but excluding debt securities.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder.

“Excess New Units” shall have the meaning set forth in Section 5.1(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exit Transaction” means (a) any consolidation, conversion, merger or other business combination involving the TGE Group in which all of the Interests (subject to any Interests retained by GIC Investor or Enagas Investor pursuant to the express terms of this Agreement or by management of the TGE Group) are exchanged for or converted into cash or marketable securities; (b) a sale or other disposition of all or substantially all of the assets of the TGE Group to be followed promptly by a dissolution of the applicable entity or a distribution to the members of such entity of all or substantially all of the net proceeds of such disposition after payment or other satisfaction of liabilities and other obligations of such entity; or (c) the sale of all of the outstanding Interests (subject to any Interests retained by GIC Investor or Enagas Investor pursuant to the express terms of this Agreement or by management of the TGE Group) in a single transaction or series of related transactions for cash or marketable securities.

“Fair Market Value” means a good faith determination made by Aggregator GP of the cash value of specified asset(s) that would be obtained in a negotiated, arm’s length transaction between an informed and willing buyer and an informed and willing seller, with such buyer and seller being unaffiliated, neither such party being under any compulsion to purchase or sell, and without regard to the particular circumstances of either such party. A determination of Fair Market Value by Aggregator GP shall be final and binding for all purposes of this Agreement. Notwithstanding the foregoing, the Fair Market Value of any marketable securities listed or quoted on the New York Stock Exchange, the Nasdaq Stock Market, LLC or a similar nationally recognized market or exchange in the United States that are consideration received in an Exit Transaction or Tag-Along Sale shall be the volume weighted average price per share of such securities on the principal securities exchange on which such securities are then listed or quoted for the 20 trading days immediately prior to the occurrence of the event requiring the determination of a marketable security’s Fair Market Value.

“First Notice” shall have the meaning set forth in Section 5.1(b).

“Full Participation Condition” shall have the meaning set forth in Section 2.1(a)(ii).

“GAAP” means U.S. Generally Accepted Accounting Principles.

“GIC CFIUS Approval Date” means (a) the date when GIC Investor has received written notice from CFIUS that CFIUS has determined that the Transaction is not a “covered transaction” and is not subject to review under applicable Law, (b) the date when GIC Investor has received a written notice issued by CFIUS that it has concluded a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the Transaction and has determined that there are no unresolved national security concerns and has therefore terminated all action under the DPA, or (c) if CFIUS has sent a CFIUS Report to the President requesting a decision, then (i) the date on which the President has announced a decision not to take any action to suspend or prohibit the Transaction or (ii) the date that is 15 days from the date of the President’s receipt of the CFIUS Report, if the President has not taken any action to suspend or prohibit the Transaction during that time.

“GIC Consent Item” shall have the meaning set forth in Section 2.3(a).

“GIC Director” shall have the meaning set forth in Section 2.1(a)(i).

“GIC Investor” shall have the meaning set forth in the Preamble.

“GIC IRR” shall have the meaning set forth on Schedule A.

“GIC Qualifying Sale” means any Exit Transaction that complies with the requirements set forth in subsections (i) through (viii) of Section 4.4(c), and (a) occurs on or after the seventh (7th) anniversary of the Closing, (b) is to a third-party counterparty that operates in the energy industry and has annual revenues from such operations that exceed $250 million, (c) occurs prior to the seventh (7th) anniversary of the Closing and results in at least a GIC IRR for GIC Investor or (d) to which the prior express written consent of GIC Investor has been obtained.

“GIC Representative” shall have the meaning set forth in Section 2.1(c)(i).

“Governmental Entity” means any federal, state, political subdivision or other governmental agency or instrumentality, foreign or domestic.

“GP Acquiror” shall have the meaning set forth in the Preamble.

“GP Acquiror Purchase Price” shall mean, as of any date of calculation, the cost paid for the Equity Interests of GP Acquiror at Closing increased by an amount equal to 9% compounded annually calculated beginning on the Effective Date and ending on the date of such calculation.

“GP Interests” means the Equity Interests of TGE GP.

“Holders” means the BIP Funds, GIC Investor, Enagas Investor and the Additional Investors (if any) and their respective Permitted Transferees.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means the international accounting standards within the meaning of EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards, as adopted from time to time by the European Commission in accordance with such regulation.

“Inclusion Right” shall have the meaning set forth in Section 4.5(c).

“Indemnified Party” shall have the meaning set forth in Section 6.1(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.1(a).

“Indemnity Agreements” means each of the Indemnity Agreements, dated as of the date hereof, by and among TGE GP, TGE and Indemnitees (as defined therein).

“Initial Public Offering” means any firm commitment underwritten public offering involving TGE (or any successor corporate entity into which TGE is converted) pursuant to an effective registration statement under the Securities Act pursuant to which equity securities of the issuer are authorized and approved for listing on the New York Stock Exchange or the Nasdaq Global Market or any other national securities exchange (as such term is used under the Exchange Act).

“Institutional Investments” shall have the meaning set forth in Section 7.16.

“Interests” means, collectively, the Class A Shares, the Class B Interests and the GP Interests, as applicable.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Aggregator” shall have the meaning set forth in Section 3.1(f).

“Issuer” shall have the meaning set forth in Section 5.1(a).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration or interpretative or advisory opinion or letter of a Governmental Entity.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien, charge or deposit arrangement or other arrangement having the practical effect of the foregoing.

“Material Non-Public Technical Information” means information that provides knowledge, know-how, or understanding, not available in the public domain, of the design, location, or operation of critical infrastructure.

“Maximum Purchased Units” shall have the meaning set forth in Section 4.5(d).

“Minimum Ownership Amount” means, with respect to any TGE Investor, 10% of the outstanding Equity Interests of GP Acquiror (on a look-through basis).

“New Units” shall have the meaning set forth in Section 5.1(a).

“Non-ECI Acquiror” shall have the meaning set forth in the Preamble.

“Non-ECI Acquiror Holdco” shall have the meaning set forth in the Preamble

“Non-ECI Aggregator” shall have the meaning set forth in the Preamble.

“Non-ECI Aggregator LPA” shall have the meaning set forth in the Recitals.

“Non-ECI LP Units” means the common units representing limited partner interests in Non-ECI Aggregator.

“Non-ECI Silo Entities” means, collectively, Non-ECI Acquiror, Non-ECI Acquiror Holdco and Non-ECI Aggregator.

“Offering Member” shall have the meaning set forth in Section 4.7(a).

“Other Indemnification Agreement” means one or more certificates or articles of incorporation, by-laws, limited partnership agreement, limited liability company operating agreement, and any other organizational document, and insurance policies maintained by a Person or any contractual arrangement between an Indemnified Party and any Person, which organizational documents, insurance policies and/or contractual arrangement provide for, among other things, indemnification of and/or advancement of expenses for any Indemnified Party for, among other things, the same matters that are subject to indemnification and advancement of expenses under this Agreement, provided, however, that the TGE Indemnification Rights shall be excluded from this definition.

“Ownership Percentage” means the number of Class A Shares and Class B Interests held by a Holder (on an indirect, look-through basis) relative to the total number of Class A Shares and Class B Interests outstanding and held by all of the Holders (on an indirect, look-through basis) as of the date of calculation.

“Parties” or “Party” shall have the meaning set forth in the Preamble.

“Per Unit Purchase Price” means, in respect of any Tag-Along Sale, with respect to each Purchased Unit, the amount that would be received by the holder of such Purchased Unit in respect of such Purchased Unit upon a hypothetical distribution of the proceeds of such Tag-Along Sale in accordance with the applicable governing documents treating the Purchased Units as the only Equity Interests outstanding for purposes of such hypothetical distribution.

“Permitted Transfer” means, collectively, (a) Transfers to Affiliates that do not result in changes in ultimate beneficial ownership of the economic interests, (b) pledges in connection with financing arrangements, (c) a syndication by the BIP Funds of their indirect interest in the Acquired Interests which is effected either (1) prior to six (6) months following the Closing at a price determined by the BIP Funds or (2) after six (6) months following the Closing and prior to eighteen (18) months following the Closing at cost plus accrued interest at a rate of 9% per year (provided that no such syndication shall result in the BIP Fund and its related parallel funds, parallel accounts, alternative investment vehicles, co-investment vehicles (other than co-investment vehicles the primary purpose of which is the participation of non-fund investors in the transaction) and other side-by-side investment vehicles and any alternative investment vehicles of any of the foregoing owning (on a look-through basis) (i) less than 50% of the Equity Interests of GP Acquiror or (ii) less than 50% of the aggregate amount of Class A Shares and Class B Interests collectively acquired by the TGE Investors and the Additional Investors (in each case, on a look-through basis)), (d) changes in relative interests among the BIP Funds or in interests held in the BIP Funds, or the inclusion or removal of entities from among the BIP Funds, that result from (i) ordinary course assignments, transfers, subscriptions, conversions and/or redemptions by limited partners in the BIP Funds (including any related parallel funds, parallel accounts, co-investment vehicles and other side-by-side investment vehicles and any alternative investment vehicles of any of the foregoing) or (ii) syndications among the BIP Funds (including any related parallel funds, parallel accounts, co-investment vehicles and other side-by-side investment vehicles and any alternative investment vehicles of any of the foregoing) following any required governmental approvals and (e) Acceptable GP Transfers. The term “Permitted Transferee” shall have the correlative meaning.

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, incorporated organization or Governmental Entity (including any board, agency, political subdivision or other body thereof).

“Post-CFIUS Approval Enagas Investment” shall have the meaning set forth in Section 5.4(b)(i).

“Post-CFIUS Approval Purchase Price” shall have the meaning set forth on Schedule A.

“Prairie E Investor” shall have the meaning set forth in the Preamble.

“Prairie E Investor GP” shall have the meaning set forth in the Preamble.

“Preemptive Exercise Notice” shall have the meaning set forth in Section 5.1(b).

“President” shall have the meaning set forth in this Section 1.1.

“Proceeding” shall have the meaning set forth in Section 6.1(a).

“Proportionate Share” shall have the meaning set forth in Section 5.1(b).

“Proposed Purchaser” shall have the meaning set forth in Section 5.1(a).

“Public Company” means a Person that is an issuer of any Equity Interests that are registered under the Exchange Act and traded on a national securities exchange (as such term is used under the Exchange Act).

“Purchase Agreement” shall have the meaning set forth in the Recitals.

“Purchase Option” shall have the meaning set forth in Section 5.2(d).

“Purchased Percentage” shall have the meaning set forth in Section 4.5(d).

“Purchased Units” shall have the meaning set forth in Section 4.5(d).

“Purchasing Members” shall have the meaning set forth in Section 4.7(b).

“Representative” or “Representatives” shall have the meaning set forth in Section 3.2.

“Requested Units” shall have the meaning set forth in Section 4.5(c).

“ROFO Closing Period” shall have the meaning set forth in Section 4.7(b).

“ROFO Expiration Date” shall have the meaning set forth in Section 4.7(b).

“ROFO Notice” shall have the meaning set forth in Section 4.7(a).

“ROFO Notice Date” shall have the meaning set forth in Section 4.7(a).

“ROFO Offer Notice” shall have the meaning set forth in Section 4.7(a).

“ROFO Offered Interests” shall have the meaning set forth in Section 4.7(a).

“ROFO Subject Members” means each of the BIP Funds and Enagas Investor.

“Secondary Acquiror” shall have the meaning set forth in the Recitals.

“Secondary Acquiror LPA” shall have the meaning set forth in the Recitals.

“Secondary Acquiror LP Units” means the common units representing limited partner interests in Secondary Acquiror.

“Secondary Acquiror LPA” shall have the meaning set forth in the Recitals.

“Secondary Purchase Amount” shall have the meaning set forth in the Recitals.

“Secondary Purchase Period” means the period beginning on the Effective Date and ending on the earlier of (i) the date that is six (6) months from the Effective Date or (ii) the date on which the Secondary Purchase Amount has been deployed in full by Secondary Acquiror to acquire additional Class A Shares.

“Secondary Purchases” shall have the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Side Letters” means those side letter agreements, dated as of January 30, 2019, by and between certain members of management of TGE and TGE.

“Side Letter Obligations” means the obligation of TGE pursuant to the Side Letters, to (i) purchase certain Class B Shares and TE Interests held by members of management of TGE, subject to the terms and conditions of the applicable Side Letter and (ii) make certain additional cash payments in each case as set forth in the applicable Side Letter.

“Side Letter Purchases” means acquisitions of Interests from certain members of management of TGE pursuant to those certain side letter agreements by and between such persons and GP Acquiror dated January 30, 2019 in accordance with the terms of the limited liability company agreement of GP Acquiror.

“Specified Non-Ordinary Course Approval Rights” shall have the meaning set forth in Section 2.3(d).

“Specified Price” shall have the meaning set forth on Schedule A.

“Subject Interests” shall have the meaning set forth in Section 5.2(a).

“Subsidiary” means, when used with respect to any Person, another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the Equity Interests of which) is owned directly or indirectly by such first Person.

“Tag-Along Offer” shall have the meaning set forth in Section 4.5(b).

“Tag-Along Offer Notice” shall have the meaning set forth in Section 4.5(c).

“Tag-Along Sale” shall have the meaning set forth in Section 4.5(a).

“Tag Electing Member” shall have the meaning set forth in Section 4.5(c).

“Tag Eligible Member” shall have the meaning set forth in Section 4.5(a).

“Tag Subject Member” shall have the meaning set forth in Section 4.5(a).

“Tag Transferee” shall have the meaning set forth in Section 4.5(a).

“Take-Private Transaction” means a transaction (i) facilitated or arranged by the BIP Funds or any of their Affiliates and (ii) pursuant to which (or as a result of which) the Class A Shares are or will no longer be registered under the Exchange Act.

“Target Take-Private Ownership Percentage” shall have the meaning set forth in Section 5.2(d).

“TE” shall have the meaning set forth in the Recitals.

“TE Units” means the units in TE.

“TGE” shall have the meaning set forth in the Recitals.

“TGE Acquirors” shall have the meaning set forth in the Preamble.

“TGE Aggregators” shall have the meaning set forth in the Preamble.

“TGE GP” means Tallgrass Energy GP, LLC, a Delaware limited liability company.

“TGE Group” shall have the meaning set forth in the Recitals.

“TGE Holdcos” shall have the meaning set forth in the Preamble.

“TGE Indemnification Rights” means any and all rights of an Indemnified Party under any certificate or articles of incorporation, by-laws, limited partnership agreement, limited liability company operating agreement, and any other organizational document, and insurance policies maintained by a member of the TGE Group in favor of an Indemnified Party and shall include the Indemnity Agreements.

“TGE Investors” means GIC Investor, the BIP Funds and Enagas Investor.

“Threshold Amount” shall have the meaning set forth in Section 2.1(a)(i).

“Topco Sale” shall have the meaning set forth in Section 4.2(a).

“Transaction” shall have the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Purchase Agreement, the ECI Aggregator LPA, the Non-ECI Aggregator LPA, the Secondary Acquiror LPA and the Debt Responsibility Agreement.

“Transaction Expenses” has the meaning set forth on Schedule A.

“Transfer” means a, direct or indirect, voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration) of any Equity Interests or any rights, interests or obligations with respect to any Equity Interests, including, for the avoidance of doubt, direct or indirect transfers of Equity Interests held by a Party in any of the Closing Silo Entities, GP Acquiror or TGE GP, including through the issuance of securities in any such entity or in any Person owning an Equity Interest in such entities (except for any such issuance by a Public Company or foreign equivalent of a Public Company), excluding, however, the granting of a Lien or other encumbrance on the Equity Interests. “Transferred” and “Transferring” shall have correlative meanings.

“Treasury Regulation” means the final or temporary regulations promulgated by the United States Department of the Treasury under the Code.

“Unpaid Indemnity Amounts” means any amount that the applicable Indemnifying Party fails to indemnify or advance to an Indemnified Party as required by Article VI of this Agreement.

“VCOC Acquiror” shall have the meaning set forth in the Preamble.

“VCOC Acquiror Holdco” shall have the meaning set forth in the Preamble.

“VCOC Aggregator” shall have the meaning set forth in the Preamble.

“VCOC Silo Entities” means VCOC Acquiror, VCOC Acquiror Holdco and VCOC Aggregator.

Section 1.2 Construction. Unless the context otherwise requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, the singular shall include the plural, and the plural shall include the singular. References to money refer to legal currency of the United States of America. Article and section titles or headings are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Articles, Sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument. Unless the context of this Agreement clearly requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Article or Section in which such words appear.

ARTICLE II

TGE INVESTOR DESIGNATION RIGHTS, CONSENT ITEMS AND CFIUS FILING

Section 2.1 Board and Committee Designation Rights; Board Directors.

(a) TGE GP Board Designation Rights.

(i) Following the GIC CFIUS Approval Date and for so long as GIC Investor and its Affiliates own, either directly or indirectly, (A) at least 75% of the Equity Interests of Non-ECI Aggregator acquired by GIC Investor as of the Effective Date (the “Threshold Amount”) and (B) at least the Minimum Ownership Amount, GIC Investor shall have the right to appoint one (1) Director that satisfies applicable exchange listing and governance requirements (the “GIC Director”) to the board of directors of TGE GP (the “Board”) and GP Acquiror shall take all necessary action to appoint the GIC Director to the Board.

(ii) Subject to Section 5.2(d), for so long as (A) Enagas Investor and its Affiliates own, either directly or indirectly, (x) prior to the Enagas CFIUS Approval Date, at least 24.9% of the outstanding Equity Interests of GP Acquiror (on a look-through basis) and (y) after the Enagas CFIUS Approval Date, at least the Enagas Post-CFIUS Investment Threshold Amount of the outstanding Equity Interests of GP Acquiror (on a look-through basis) or (B) Enagas Investor and its Affiliates have made additional direct or indirect equity investments in Equity Interests of TGE equal to (x) prior to any Take-Private Transaction, the lesser of (1) the Enagas Commitment or (2) an amount associated with Enagas Investor’s full participation in all future equity capital raises to maintain its ownership percentage of the outstanding Equity Interests of GP Acquiror and (y) in connection with any Take-Private Transaction, the lesser of (1) an additional $400,000,000 or (2) an amount associated with Enagas Investor’s full participation in all future equity capital raises sufficient to maintain ownership of at least 20% of the outstanding Equity Interests of GP Acquiror (on a look-through basis) (this clause (B) being referred to as the “Full Participation Condition”), Enagas Investor shall have the right to appoint one (1) Director that satisfies applicable exchange listing and governance requirements (the “Enagas Director”) and one (1) non-voting observer (the “Enagas Observer”) to the Board and GP Acquiror shall take all necessary action to appoint the Enagas Director and Enagas Observer to the Board.

(b) TGE GP Committee Designation Rights.

(i) Following the GIC CFIUS Approval Date and for so long as the GIC Director is appointed to the Board pursuant to Section 2.1(a)(i) and Section 2.2(a), the GIC Director shall be entitled to serve, and GP Acquiror shall take all necessary action to appoint the GIC Director to, any committee of the Board on which any representative of any BIP Fund serves.

(ii) For so long as the Enagas Observer is appointed to the Board pursuant to Section 2.1(a)(ii) and Section 2.2(b), the Enagas Observer shall be entitled to participate as a non-voting observer, and GP Acquiror shall take all necessary action to allow Enagas Observer to participate as a non-voting observer, on any committee of the Board on which any representative of any BIP Fund serves.

(c) Subsidiary Board Designation Rights.

(i) Following the GIC CFIUS Approval Date and for so long as GIC Investor and its Affiliates own, either directly or indirectly, both the Threshold Amount and the Minimum Ownership Amount, GIC Investor shall be entitled to designate one (1) director or representative that satisfies applicable exchange listing and governance requirements (each, a “GIC Representative”) to any board or similar governing body of GP Acquiror or any of its Subsidiaries or of any member of the TGE Group or any of its Subsidiaries that includes a representative of a BIP Fund, to the extent any such entity is managed by a board or similar governing body.

(ii) For so long as Enagas Investor has the right to appoint the Enagas Observer to the Board, Enagas Investor shall be entitled to appoint one non-voting observer to any board or similar governing body of GP Acquiror or any of its Subsidiaries or of any member of the TGE Group or any of its Subsidiaries that includes a representative of a BIP Fund, to the extent any such entity is managed by a board or similar governing body.

(d) No Fiduciary Duties. Nothing herein is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties and obligations or subject any Party to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Parties or any of their respective Affiliates; provided, however, that, for the avoidance of doubt, the foregoing shall not be deemed to affect any duty owed by Aggregator GP to the limited partners of any of the Closing Silo Entities under applicable Law.

(e) Right to Indemnification and Reimbursement of Expenses. The GIC Director and Enagas Director shall have the same rights as all Directors designated by a BIP Fund including with respect to indemnification and reimbursement of expenses (which shall include reimbursement of business-class travel expenses incurred in connection with attending meetings of the Board). The Enagas Observer shall, subject to executing a confidentiality agreement, be entitled to (i) attend and observe meetings of the Board, (ii) receive notice of all meetings of the Board and (iii) receive a copy of all notices, agendas and other material information distributed to the Board and any committees thereof; provided, however, that the parties reserve the right to withhold any information and to exclude any such Enagas Observer from any meeting or portion thereof if access to such information or attendance at such meeting could reasonably be expected to adversely affect any attorney-client privilege or result in disclosure of trade secrets or a conflict of interest.

(f) Board of Directors. Immediately following the CFIUS Approval Date (provided that the preceding in no way limits Enagas Investor’s designation rights provided in Section 2.1(a)(ii) and Section 2.1(c)(ii) from and after the date hereof) and until otherwise determined by GP Acquiror, in its sole discretion, subject to the designation rights of GIC Investor and Enagas Investor set forth in this Agreement, the Board shall consist of nine (9) directors as follows (i) three (3) representatives of BIP, (ii) the Enagas Director, (iii) the GIC Director, (iv) two (2) members of management of the TGE Group and (v) two (2) independent Directors. For the avoidance of doubt and subject to the designation rights of GIC Investor and Enagas Investor set forth in this Agreement, GP Acquiror shall have the right to control the number, appointment, removal and replacement of the directors of the Board in accordance with the terms of the amended and restated TGE GP limited liability company agreement; provided, that the number of Directors of the Board shall not exceed (i) thirteen (13) for so long as two (2) or more current or former members of management of the TGE Group serve on the Board or (ii) eleven (11) otherwise, in each case, without the consent of GIC Investor.

Section 2.2 Removal and Replacement of GIC Director, GIC Representative or Enagas Director.

(a) GIC Investor shall have the right, at any time and for any reason (or for no reason), to cause GP Acquiror or any other entity, directly or indirectly, controlled by GP Acquiror to remove and replace the GIC Director or any GIC Representative. Should a GIC Director or GIC Representative be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or the expiration of any applicable term of office), then GIC Investor may fill the resulting vacancy on the Board or applicable governing body for so long as it retains such rights pursuant to Section 2.1 hereof.

(b) Enagas Investor shall have the right, at any time and for any reason (or for no reason), to cause GP Acquiror or any other entity, directly or indirectly, controlled by GP Acquiror to remove and replace the Enagas Director or the Enagas Observer. Should an Enagas Director or Enagas Observer be unwilling or unable to continue to serve, or otherwise cease to serve (including by reason of his or her involuntary removal or the expiration of any applicable term of office), then Enagas Investor may fill the resulting vacancy on the Board for so long as it retains such rights pursuant to Section 2.1 hereof.

Section 2.3 GIC Consent Decisions.

(a) Notwithstanding anything to the contrary in this Agreement, from and after the Closing, (1) no member of the TGE Group shall take, and GP Acquiror shall not permit any member of the TGE Group to take, any of the following actions and (2) none of the Closing Silo Entities or GP Acquiror, as applicable, shall take, and Aggregator GP shall not permit such entities or TGE GP to take, any of the following actions (whether directly or indirectly by merger, consolidation or otherwise), without the prior written approval of GIC Investor (each a “GIC Consent Item”):

(i) cause any member of the TGE Group to engage in any material business outside the oil and gas midstream sector in North America;

(ii) voluntarily approve, commence or take any action to effectuate any dissolution, liquidation, wind-up, bankruptcy or other similar proceeding with respect to any member of the TGE Group;

(iii) alter, repeal, amend or adopt any provision of any of the organizational documents of any of the Non-ECI Silo Entities, Secondary Acquiror, GP Acquiror, TGE GP or any member of the TGE Group, in a manner that adversely affects GIC Investor unless at such time GIC Investor (together with its Affiliates) owns less than the Minimum Ownership Amount, in which case, the consent of GIC Investor shall only be required with respect to any such alteration, repeal, amendment or adoption of a provision of such organizational documents in a manner that adversely affects GIC Investor disproportionately relative to the BIP Funds;

(iv) change the tax classification of GP Acquiror (or any of its Subsidiaries) or any member of the TGE Group in a manner that would be materially detrimental to GIC Investor;

(v) effect any distribution, purchase, merger, consolidation, reorganization, or take any other action which would result in (including, for the avoidance of doubt, the issuance of securities or the effecting of a transaction in which, if GIC Investor exercised any applicable pre-emptive rights or tag-along rights would result in) GIC Investor or any direct or indirect owner of GIC Investor (A) incurring any income or gain that is effectively connected with the conduct of a U.S. trade or business within the meaning of the Internal Revenue Code (including Section 897 thereof) or (B) engaging in any “commercial activity” as defined in Section 892(a)(2)(A)(i) of the Code;

(vi) redeem or repurchase, on a non-pro rata basis, any Equity Interests in any member of the TGE Group, TGE GP, GP Acquiror, Secondary Acquiror or any Non-ECI Silo Entities (provided that, for the avoidance of doubt, any exchange of TE Units and Class B Shares into Class A Shares, in accordance with the terms of such securities on the date hereof, shall not be considered a redemption or otherwise be subject to this clause (vi));

(vii) cause any Non-ECI Silo Entity, Secondary Acquiror, GP Acquiror and its Subsidiaries or any member of the TGE Group to enter into, terminate, extend or in any material respect, amend or modify any agreement or transaction with a BIP Fund, any Affiliate of a BIP Fund or any other Person that controls TGE or any Affiliate of such Person other than (A) ordinary course commercial transactions between any member of the TGE Group and any portfolio company of a BIP Fund on an arm’s length basis on terms no less favorable to such Person than would reasonably be expected from a third party, or (B) purchases of Equity Interests of any member of the TGE Group made in accordance with the preemptive rights procedures set forth in Article V;

(viii) cause any incurrence of debt for borrowed money (A) by any member of the TGE Group, TGE GP, GP Acquiror or any Closing Silo Entity that would result, after giving effect thereto, in a Debt to EBITDA Ratio of the group (treating all of the Closing Silo Entities, GP Acquiror and its Subsidiaries and any member of the TGE Group on a consolidated basis) (excluding any non-recourse project financing debt for construction projects) exceeding 7.5:1.0, or (B) that would disproportionately and adversely affect in any material respect GIC Investor as compared to the BIP Funds;

(ix) effect any Initial Public Offering, merger, consolidation or other reorganization, recapitalization or business combination or other transaction in which (A) the consideration offered in respect of the Equity Interests of any class held by GIC Investor differs in kind or amount from the consideration offered in respect of the Equity Interests of such class held by any other holders of such class, or the terms under which the consideration is offered in respect of the Equity Interests of any class held, directly or indirectly, (including on a look-through basis through any Non-ECI Silo Entity or Secondary Acquiror) by GIC Investor differs from the terms under which the consideration is offered in respect of the equity securities of such class held by any other holders of such class or (B) the consideration offered in respect of each Class A Share differs in kind or amount from the consideration offered in respect of each Class B Interest (for the avoidance of doubt, treating a TE Unit and corresponding Class B Share comprising each Class B Interest as one Class B Interest);

(x) cause any purchase or acquisition of Equity Interests of another Person (other than acquisitions of Equity Interests in a member of the TGE Group made in accordance with the provisions of this Agreement) or assets in excess of $750 million in a single transaction (or series of related transactions);

(xi) cause any sale or other divestiture (including through a contribution to a joint venture) of any assets or properties of any member of the TGE Group in excess of $750 million in a single transaction (or series of related transactions); provided that (A) a GIC Qualifying Sale effected in accordance with Section 4.4 shall not require approval pursuant to this Section 2.3(a)(xi) and (B) for purposes of valuing a contribution of assets to a joint venture pursuant to this Section 2.3(a)(xi), only the proportionate share of the assets contributed that are not indirectly (through the joint venture) owned by any member of the TGE Group following such contribution shall be counted towards the $750 million threshold;

(xii) make capital expenditures (or any series of related capital expenditures) in respect of any single project or series of related projects in excess of $750 million other than capital expenditures constituting increases in capital expenditures for any project (A) for which good faith capital expenditure projections were provided to GIC Investor and the Board prior to the commencement of such project, (B) previously approved by the Board based on such good faith projections and (C) previously approved pursuant to this Section 2.3(a)(xii) if such projections contemplated more than $750 million of capital expenditures;

(xiii) cause any issuance or sale of any debt or Equity Interests of GP Acquiror or any Non-ECI Silo Entity (other than (A) the Credit Agreement; provided that any extensions of credit thereunder after the date hereof shall be subject Section 2.3(a)(viii) above and (B) debt issuances permitted pursuant to Section 2.3(a)(viii) above);

(xiv) take any action by any Closing Silo Entity, TGE GP and GP Acquiror that is inconsistent with their stated sole purpose as contemplated by the governing documents of such entity as in effect on the date hereof;

(xv) engage in any transaction that would result in a direct or indirect sale or transfer of the Interests indirectly held by GIC Investor unless such transaction is a GIC Qualifying Sale effected pursuant to and in accordance with Section 4.4;

(xvi) cause any Non-ECI Silo Entity, Secondary Acquiror, or any member of the TGE Group or its Subsidiaries to, directly or indirectly, acquire any additional Equity Interests in any member of the TGE Group other than (A) acquisitions of Class A Shares for less than the Specified Price per Class A Share consummated within 6 months after the Closing by Secondary Acquiror, (B) acquisitions by any member of the TGE Group of Class A Shares from employees of the TGE Group in connection with the termination of their employment (collectively, (A) and (B), “Agreed Purchases”) and (C) Side Letter Purchases by Non-ECI Acquiror and/or Secondary Acquiror consisting solely of acquisitions of Class A Shares; or

(xvii) make any payment relating to an “imputed underpayment” under Section 6225 of the Code with respect to any Tax year beginning before the Closing, in the event that making such payment would exceed the cost of recovering such payment from the prior partners of TGE in the good faith determination of Aggregator GP; or

(xviii) agree or commit to any of the foregoing.

(b) Notwithstanding the foregoing, an Acceptable GP Transfer or a transfer of Equity Interests in GP Acquiror made pursuant to Section 4.1(b) will not require the approval of GIC Investor pursuant to the GIC Consent Items set forth in Section 2.3(a)(xiii), (xv) or (xvi).

(c) From and after such time as GIC Investor owns less than the Threshold Amount or the Minimum Ownership Amount, GIC Investor’s consent shall no longer be required pursuant to the GIC Consent Items set forth in Section 2.3(a)(i), (ii), (viii), (x), (xi), (xii) and (xviii) (to the extent related to any of the foregoing).

(d) From and after a Defined Take-Private Transaction, GIC Investor’s consent shall no longer be required pursuant to the GIC Consent Items set forth in Section 2.3(a)(viii), (x), (xi) and (xii) (the “Specified Non-Ordinary Course Approval Rights”) and instead any such Specified Non-Ordinary Course Approval Right shall require either (i) the approval of Holders holding 66 2/3% of the Equity Interests of GP Acquiror (on a look-through basis) including the approval of GIC Investor or (ii) if GIC Investor does not approve of the subject action, the Holders holding 85% of the Equity Interests of GP Acquiror (on a look-through basis).

(e) GIC Investor’s consent to the GIC Consent Item set forth in Section 2.3(a)(xii) and Section 2.3(a)(xvii) shall not be required prior to the GIC CFIUS Approval Date.

(f) GIC Investor hereby acknowledges and consents to the structure of its initial equity investment in the TGE Group through a purchase of Common Units (as defined in the Non-ECI Aggregator LPA) of Non-ECI Aggregator and Common Units (as defined in the Secondary Acquiror LPA) of Secondary Acquiror in connection with the consummation of the transactions contemplated by the Purchase Agreement, the Debt Responsibility Agreement and this Agreement. Each of Non-ECI Aggregator and Secondary Acquiror shall only have one class of Common Units and all distributions made by each of Non-ECI Aggregator and Secondary Acquiror shall be made in accordance with the Non-ECI Aggregator LPA and Secondary Acquiror LPA, as applicable. At the Closing, the Common Units issued by each of Non-ECI Aggregator and Secondary Acquiror shall be issued in the manner contemplated by the limited partnership agreements of each of Non-ECI Aggregator and Secondary Acquiror.

(g) For so long as GIC Investor (together with its Affiliates) owns at least the Threshold Amount and the Minimum Ownership Amount, any material changes to any member of the TGE Group’s distribution policy (as established at Closing) shall require the approval of the BIP Funds and either (i) the Conflicts Committee of the Board (as defined in TGE’s limited partnership agreement) or (ii) GIC Investor.

Section 2.4 Enagas Consent Decisions.

(a) Subject to the remaining provisions of this Section 2.4, neither Aggregator GP nor GP Acquiror shall take or permit any Closing Silo Entity or any member of the TGE Group, as applicable, to take any of the following actions, whether directly or indirectly by merger, consolidation or otherwise, without having obtained the consent of Enagas Investor (each a “Enagas Consent Item”):

(i) cause any member of the TGE Group to engage in any material business outside the oil and gas midstream sector in North America;

(ii) voluntarily approve, commence or take any action to effectuate any dissolution, liquidation, wind-up, bankruptcy or other similar proceeding with respect to any member of the TGE Group;

(iii) change the tax classification or accounting policies (other than changes required by applicable Law, the Financial Accounting Standards Board or similar oversight body and/or audit process) of GP Acquiror (or any of its Subsidiaries) or any member of the TGE Group in a manner that materially affects Enagas Investor;

(iv) alter, repeal, amend or adopt any provision of any of the organizational documents of any of the Non-ECI Silo Entities, ECI Silo Entities, Secondary Acquiror, GP Acquiror, TGE GP or any member of the TGE Group, in a manner that adversely affects Enagas Investor disproportionately relative to the BIP Funds;

(v) make any payment relating to an “imputed underpayment” under Section 6225 of the Code with respect to any Tax year beginning before the Closing in the event that making such payment would exceed the cost of recovering such payment from the prior partners of TGE in the good faith determination of Aggregator GP;

(vi) redeem or repurchase, on a non-pro rata basis, any Equity Interests in TGE, any Non-ECI Silo Entities, any ECI Silo Entities or GP Acquiror (provided that, for the avoidance of doubt, any exchange of TE Units and Class B Shares into Class A Shares shall not be considered a redemption or otherwise be subject to this clause (vi)) other than in connection with BIP Fund reallocations that relate to Permitted Transfers;

(vii) cause any Non-ECI Silo Entity, ECI Silo Entity, Secondary Acquiror, GP Acquiror and its Subsidiaries or any member of the TGE Group to enter into, terminate, extend or in any material respect, amend or modify any agreement or transaction with a BIP Fund, any Affiliate of a BIP Fund or any other Person that controls TGE or any Affiliate of such Person other than (A) ordinary course commercial transactions between any member of the TGE Group and any portfolio company of a BIP Fund on an arm’s length basis on terms no less favorable to such Person than would reasonably be expected from a third party, or (B) purchases of Equity Interests of any member of the TGE Group made in accordance with the preemptive rights procedures set forth in Article V;

(viii) cause any incurrence of debt for borrowed money (A) by any member of the TGE Group, TGE GP, GP Acquiror or any Closing Silo Entity that would result, after giving effect thereto, in a Debt to EBITDA Ratio of the group (treating all of the Closing Silo Entities, GP Acquiror and its Subsidiaries and any member of the TGE Group on a consolidated basis) (excluding any non-recourse project financing debt for construction projects) exceeding 7.5:1.0, or (B) that would disproportionately and adversely affect in any material respect Enagas Investor as compared to the BIP Funds;

(ix) engage in any transaction that would result in a direct or indirect sale or transfer of the Interests indirectly held by Enagas Investor unless such transaction is an Enagas Qualifying Sale effected pursuant to and in accordance with Section 4.4 and Section 4.6;

(x) change TGE’s distribution policy as established at Closing, unless approved by the Board and reasonably required to maintain adequate levels of liquidity, leverage and capital resources, including in consideration of future company obligations and projects; or

(xi) agree or commit to any of the foregoing.

(b) Notwithstanding the foregoing, an Acceptable GP Transfer or a transfer of Equity Interests in GP Acquiror made pursuant to Section 4.1(b) will not require the approval of Enagas Investor pursuant to the Enagas Consent Item set forth in Section 2.4(a)(vi) or (ix).

(c) From and after such time as Enagas Investor owns less than (i) 100% of the Interests (on a look-through basis) acquired by Enagas Investor as of the Effective Date or (ii) 24.9% of the outstanding Equity Interests of GP Acquiror (on a look-through basis), Enagas Investor’s consent shall no longer be required pursuant to the Enagas Consent Items set forth in Section 2.4(a)(viii). Notwithstanding the foregoing, following a Take-Private Transaction, Enagas Investor’s consent shall be required pursuant to the Enagas Consent Items set forth in Section 2.4(a)(viii) if Enagas Investor has satisfied the Full Participation Condition.

(d) From and after such time as Enagas Investor owns less than (i) 40% of the Interests (on a look-through basis) acquired by Enagas Investor as of the Effective Date or (ii) 10% of the outstanding Equity Interests of GP Acquiror (on a look-through basis), Enagas Investor’s consent shall no longer be required pursuant to the Enagas Consent Items set forth in Section 2.4(a)(i), (ii) and (viii). Notwithstanding the foregoing, following a Take-Private Transaction, Enagas Investor’s consent shall be required pursuant to the Enagas Consent Items set forth in Section 2.4(a)(i), (ii) and (viii) if Enagas Investor has satisfied the Full Participation Condition.

Section 2.5 Effect of M&A Transactions. Following the Closing, if TGE effects a material acquisition, consolidation, merger or other business combination that (a) would result in the loss of GIC Investor’s or Enagas Investor’s designation rights set forth in Section 2.1(a)(i) or Section 2.1(a)(ii), respectively, and (b) following which BIP and its Affiliates continue to control TGE or the resulting entity (through ownership of a majority of voting securities) or otherwise are entitled to direct the composition of the resulting entity’s board of directors or other applicable governing body, then, so long as GIC Investor or Enagas Investor, as applicable, will own at least 10% of the Equity Interests of the resulting entity (on a look-through basis), BIP and its Affiliates shall use their reasonable best efforts to permit GIC Investor or Enagas Investor to retain its designation rights set forth in Section 2.1(a)(i) or Section 2.1(a)(ii), respectively, and consent rights set forth in Section 2.3 or Section 2.4, respectively (to the extent that GIC Investor or Enagas Investor had the consent rights immediately prior to such acquisition, consolidation, merger or business combination).

Section 2.6 CFIUS Filing. Promptly after the Closing, (i) the TGE Group, GP Acquiror and GIC Investor shall make a CFIUS filing in respect of the applicable governance rights described in this Article II and (ii) the TGE Group, GP Acquiror and the Enagas Investor shall make a CFIUS filing in respect of the applicable governance rights described in this Article II. The TGE Group, TGE GP, Enagas Investor and GIC Investor, as applicable, shall use reasonable best efforts to obtain CFIUS approval of the applicable governance rights described in this Article II and the Post-CFIUS Approval Enagas Investment described in Article V (“CFIUS Approval”); provided, in connection with such CFIUS Approval, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to require GIC Investor or Enagas Investor, nor any of their respective Affiliates or Subsidiaries (including for the avoidance of doubt any direct or indirect portfolio companies of entities advised or managed by GIC Investor or its Affiliates) to, and no Closing Silo Entity nor GP Acquiror shall be required to cause GIC Investor, Enagas Investor nor any of their respective Affiliates or Subsidiaries (including any portfolio companies referred to in the prior parenthetical) to, and no Closing Silo Entity nor GP Acquiror shall be required to, (i) enter into any agreement or undertaking that requires the holding of direct or indirect ownership interests contemplated to be held by GIC Investor or Enagas Investor in any member of the TGE Group or TGE GP through proxy holders or in a voting trust, (ii) alter the governance arrangements with respect to any member of the TGE Group or TGE GP in a manner that materially and adversely limits the contemplated governance rights of GIC Investor, Enagas Investor or their respective Affiliates in respect of any member of the TGE Group or TGE GP, (iii) diminish in any material respect the scope of the contemplated information rights of GIC Investor, Enagas Investor or their respective Affiliates with respect to any member of the TGE Group or TGE GP (other than with respect to identified matters of national security), (iv) provide any non-public financial information with respect to GIC Investor, Enagas Investor or their respective Affiliates (other than of the type or to the extent previously provided to a Governmental Entity in previous applications under substantially similar standards of confidentiality) or (v) take, offer or accept, or agree, commit to agree or consent to, any actions, undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on (1) GIC Investor’s or Enagas Investor’s indirect investment in any member of the TGE Group or TGE GP, taken as a whole, or (2) GIC Investor or any of its Affiliates, taken as a whole, or Enagas Investor or any of their respective Affiliates, taken as a whole, and determined after giving effect to the transactions contemplated by this Agreement. Solely for the purposes of this Section 2.5, the terms “Affiliates” and “Subsidiaries” shall not include any Closing Silo Entity or GP Acquiror. The BIP Funds shall use reasonable best efforts to (i) provide information requested by CFIUS in connection with the TGE Group, GP Acquiror, GIC Investor, and Enagas Investor, as applicable, seeking CFIUS Approval and (ii) obtain CFIUS Approval.

Section 2.7 Securities Filings. Each of the TGE Investors agrees to reasonably cooperate with the other with respect to any disclosure, filing or communication relating to this Agreement and the transactions contemplated hereby with the Securities and Exchange Commission where such cooperation is appropriate in light of the context thereof and subject to the advice of counsel to such party. In furtherance of the forgoing, the parties agree as follows:

(a) Each of the TGE Investors expects to file a Schedule 13D and Section 16 filings with the Securities and Exchange Commission in connection with the Transaction. Each of the TGE Investors hereby represents and warrants to the other that, other than as set forth on Schedule B, and other than for the Acquired Class A Shares and Acquired Class B Interests, such TGE Investor does not beneficially own any Class A Shares. In order to facilitate the TGE Investors’ timely compliance with any applicable disclosure requirements under U.S. securities laws, each TGE Investor shall provide to the other TGE Investors, at the close of business on any Business Day when its beneficial ownership of Class A Shares or Class B Interests changes, notice in writing of such change, and the aggregate number of Class A Shares and Class B Interests that such TGE Investor and its Affiliates whose holdings would be aggregated with such TGE Investor beneficially owns.

(b) GP Aggregator shall, at the end of each Business Day during which trading activity occurs, provide notice in writing to each of the TGE Investors of (i) the aggregate number of Class A Shares and Class B Interests held by each of the Closing Silo Entities, (ii) the percentage interest that each of the TGE Investors have in each of the Closing Silo Entities and (iii) the aggregate number of Class A Shares and Class B Interests held by any other entity managed by GP Aggregator (whether or not such TGE Investor is an investor in such entity). To the extent that any of the Closing Silo Entities effects a transaction in Class A Shares or Class B Interests, GP Aggregator shall provide to each of the TGE Investors, on the same date as the transaction, a trade blotter (or similar document) containing, for each separate execution of the transaction, the quantity, price, date, time and name of the Closing Silo Entity effecting the execution. In addition, the BIP Funds shall provide prompt notice to the other TGE Investors of any fact, circumstance or event that could reasonably be expected to require any of the other TGE Investor to amend their Schedule 13D filing.

Section 2.8 Steering Committee. From and after the Effective Date, and for so long as either Enagas Investor or GIC Investor retain their rights to designate a Director to the Board pursuant to Section 2.1(a), BIP will meet with either or both, provided that such Person retains its rights to designate a Director to the Board pursuant to Section 2.1(a), at a mutually agreeable time as a steering committee in advance of regular meetings of the Board.

ARTICLE III

INFORMATION RIGHTS

Section 3.1 Information Rights.

(a) GIC Investor and Enagas Investor, as applicable, shall be provided the following information regarding the Aggregator Group, the TGE Group, TGE GP, Secondary Acquiror and any Investor Aggregator on a consolidated and consolidating basis; provided, however, that prior to the GIC CFIUS Approval Date any such information provided to GIC Investor shall not include Material Non-Public Technical Information:

(i) within ten (10) Business Days after the end of each month, unaudited consolidated financial statements of the TGE Group for such month and information with respect to changes in equity of the TGE Group, which shall be prepared in accordance with GAAP;

(ii) within ten (10) Business Days after the end of each fiscal quarter, unaudited consolidated financial statements of the TGE Group, which shall be prepared in accordance with GAAP;

(iii) five (5) days prior to the end of each fiscal quarter, an estimated consolidated profit or loss statement of the TGE Group in accordance with GAAP, which statement shall provide details of net profit or loss attributable to TGE and net profit or loss attributable to non-controlling interests;

(iv) as soon as practicable after the delivery of the monthly reports delivered pursuant to Section 3.1(a)(i), sufficient information for (a) the preparation of unaudited consolidated financial statements of Aggregator Group including the contributions to each of the Closing Silo Entities, Secondary Acquiror and any Investor Aggregator and (b) a reconciliation of such monthly reports to IFRS to the extent practicable;

(v) within forty-five (45) days after the end of each fiscal year, audited consolidated financial statements of the TGE Group for such fiscal year, which shall be prepared in accordance with GAAP and shall be audited by a firm of independent certified public accountants of recognized international standing, and a reconciliation of such audited consolidated financial statements to IFRS to the extent practicable;

(vi) on or prior to November 7th of each fiscal year, a proposed budget (showing profit and loss and cash flow) for the TGE Group, Aggregator Group, the Secondary Acquiror and any Investor Aggregator with unconsolidated information for each Closing Silo Entity, Secondary Acquiror and any Investor Aggregator for the subsequent fiscal year that includes information on a monthly basis; and during January of the following fiscal year an approved budget prepared on the same basis and sufficient information to prepare a budget reconciliation to IFRS to the extent practicable;

(vii) within five (5) days prior to the end of each fiscal quarter (other than the fiscal quarter ending December 31) for the TGE Group, Aggregator Group, the Secondary Acquiror and any Investor Aggregator with unconsolidated information for each Closing Silo Entity, Secondary Acquiror and any Investor Aggregator, (a) an annual forecast prepared on a monthly basis and sufficient information to prepare a forecast reconciliation to IFRS to the extent practicable; and

(viii) all tax, operating and financial reports prepared and presented to the Board, including copies of all budgets, management projections, quarterly updates and all amendments thereto.

Enagas Investor shall bear all out of pocket costs and expenses associated with any IFRS evaluation, implementation and reconciliation required to satisfy Enagas Investor’s rights under this Article III.

(b) As soon as reasonably practicable after the Effective Date, Aggregator GP will perform or will cause to be performed an analysis of the accounting system of the Aggregator Group, the TGE Group, TGE GP, Secondary Acquiror or any Investor Aggregator in order to prepare an IFRS reporting template of Aggregator Group that will be used to deliver the information required to be delivered pursuant to Section 3.1(a).

(c) Following the Effective Date, GP Acquiror shall cause the TGE Group to prepare, maintain, and update on a regular basis (but not less than on a quarterly basis in April, July and October of each fiscal year and in connection with (and prior to) any financings or re-financings of more than $500 million of debt of any member of the TGE Group or any issuance of new Equity Interests of any member of the TGE Group or additional capital contributions) a business plan and financial, operating and tax model which includes no less than five (5) years of corporate projections, and GP Acquiror shall cause the TGE Group to distribute such business plan and model to GIC Investor and Enagas Investor promptly after any update thereof.

(d) Following the Effective Date, GP Acquiror shall use its reasonable best efforts to cause the TGE Group and Aggregator Group to provide the following information to Enagas Investor:

(i)

within twelve (12) days following the end of each fiscal quarter, a review/specific audit procedures to be performed by TGE’s auditor regarding the consolidated financial statements of Aggregator Group under IFRS necessary for Enagas Investor to comply with its audit procedures. Enagas Investor shall be responsible for all costs pursuant to the requirements of this Section 3.1(d)(i); and

(ii)

in order to allow Enagas Investor and its Affiliates to satisfy any tax-related obligations, upon the reasonable request of Enagas Investor, any information relating to the TGE Group in a timely manner and in the form so requested.

(e) Following the Effective Date, and for so long as Enagas Investor owns at least 10% of the Equity Interests of GP Acquiror on a look-through basis, GP Acquiror shall provide Enagas reasonable advance notice of any public announcement relating to the TGE Group’s performance, earnings, investor guidance or any other material non-public information.

(f) Following the Effective Date, each of ECI Aggregator, Non-ECI Aggregator, Secondary Acquiror or any other aggregator through which such TGE Investor invests (“Investor Aggregator”) shall provide to Enagas Investor and GIC Investor within one hundred and twenty (120) days after the end of each fiscal year, a draft Form 1065, U.S. Return of Partnership Income, together with the draft K-1 delivered pursuant to the ECI Aggregator LPA, the Non-ECI Aggregator LPA, Secondary Acquiror or the governing documents of any other aggregator through which such TGE Investor invests, as the case may be, for the review and reasonable comment of Enagas Investor and GIC Investor. Any such draft K-1 shall include estimates of the information necessary to complete the recipient’s federal, state and local tax filings regarding the income of the respective partnership, including an estimate of state and local apportionment information.

(g) Following the Effective Date, each of Non-ECI Aggregator, Secondary Acquiror and any Investor Aggregator, shall provide to GIC Investor, quarterly capital statements with respect to such entity within forty five (45) days after the end of the first three fiscal quarters and within sixty (60) days after the end of the fourth fiscal quarter (and GP Acquiror shall provide the requisite information to Non-ECI Aggregator, Secondary Acquiror or such other aggregator to fulfill such obligation).

(h) Following the Effective Date, Non-ECI Aggregator and ECI Aggregator, Secondary Acquiror or Investor Aggregator shall each provide to Enagas Investor, and GP Acquiror shall provide the requisite information to each of Non-ECI Aggregator, ECI Aggregator, Secondary Acquiror or Investor Aggregator, within forty (45) days after the end of the first three fiscal quarters and within (60) days after the end of the fourth fiscal quarter, Non-ECI Aggregator’s, ECI Aggregator’s, Secondary Acquiror’s or Investor Aggregator quarterly capital statements.

Section 3.2 Confidentiality. Each Party agrees to, and shall cause its Affiliates, directors, officers, employees, agents, advisors (including attorneys) and representatives (“Representatives”) to, keep any information from or regarding any of the Parties, the BIP Funds or TGE obtained in connection with the Transaction, including all confidential and proprietary information (irrespective of the form of communication) of any of GP Acquiror, the Closing Silo Entities, TGE GP, any member of the TGE Group and of BIP and any of its Affiliates (as further defined below in this Section 3.2, “Confidential Information”), confidential and to use, and cause its Representatives to use, the Confidential Information only to evaluate, analyze, and keep apprised of the Party’s rights and obligations herein and for the internal use thereof by a Party or its Affiliates; provided that the term “Confidential Information” does not include information that (a) is already in such Party’s possession as of the date hereof and was not acquired solely in connection with the Transaction, provided that such information is not subject to another confidentiality agreement with or other obligation of secrecy to any person, (b) is or becomes generally available to the public other than as a result of a disclosure, directly or indirectly, by such Party or such Party’s Representatives in violation of this or another applicable confidentiality obligation, or (c) is or becomes available to such Party on a non-confidential basis from a source other than any of the parties hereto or any of their respective Representatives; provided that such source is not known by such Party to be bound by a confidentiality agreement with or other obligation of secrecy to any person; provided further, that, nothing herein shall prevent any Party hereto from disclosing Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Party, (iii) to the extent required by Law or regulation, (iv) to the extent necessary in connection with the enforcement of its rights, the exercise of any remedy, or the defense of any claim hereunder or under any other agreements entered into in connection with the Transaction, (v) to such Party’s Representatives and investors that need to know such information, (vi) in connection with any proposed Transfer of all or part of an Equity Interest of a Party, or the proposed sale of all or substantially all of the assets of a Party or its direct or indirect parent, to advisers or representatives of the Party, its direct or indirect parent or Persons to which such Interest may be Transferred but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.2, (vii) in connection with any proposed financing with respect to any a Party or its direct or indirect parent, related to the transactions contemplated by this Agreement, to advisers or representatives of the Party, its direct or indirect parent or Persons providing such financing, but only if the recipients of such information have agreed to be bound by customary undertakings with respect to confidential and proprietary information similar to this Section 3.2 or (viii) to the extent the other Parties shall have consented to such disclosure in writing (it being understood and agreed that, in the case of clauses (i), (ii) or (iii), such Party shall notify the other Parties of the proposed disclosure as far in advance of such disclosure as reasonably practicable, consult with each other Party hereto regarding such disclosure or filing and seek confidential treatment for such portions of the disclosure or filing as may be reasonably requested by the other parties hereto); provided that neither GIC Investor nor Enagas Investor shall be required to commence or participate in any litigation in connection therewith.

Section 3.3 Publications. BIP shall provide each of Enagas Investor and GIC Investor with reasonable notice and opportunity to comment prior to any disclosures that expressly refer to Enagas Investor, GIC Investor or any of their respective Affiliates. The TGE Investors will coordinate any and all press releases and other public relations matters with respect to the transactions contemplated hereby or by the Transaction Documents in consultation with each other, and will cooperate with each other on such matters. None of the TGE Investors shall publicly refer to (i) GIC Investor without GIC Investor’s prior written consent or (ii) Enagas Investor without Enagas Investor’s prior written consent, except as they may be required by Law (in which case, to the extent legally permitted, they shall give each other such notice as reasonably practicable under the circumstances of such requirement and an opportunity to comment on such reference).

ARTICLE IV

TRANSFER RESTRICTIONS

Section 4.1 Transfers.

(a) Prior to the date that is two (2) years after the Effective Date, a Transfer by the TGE Investors of their Interests may only be effected as follows:

(i) by a Permitted Transfer;

(ii) pursuant to a Drag-Along Transaction in accordance with Section 4.4; or

(iii) pursuant to the exercise of the inclusion rights in a Tag-Along Sale in accordance with Section 4.5.

(b) Any Transfers by a TGE Investor of Class A Shares or Class B Interests indirectly held by such TGE Investor must be accompanied by a sale of a percentage of Equity Interests in GP Acquiror, or in the case of a sale of Class A Shares to the public the cancellation of a number of Equity Interests in GP Acquiror, such that following the sale such TGE Investor’s ownership interest in GP Acquiror is rebalanced to equal its ownership interest in TGE, such that the percentage represented by the Class A Shares and Class B Interests so Transferred of the total holdings of Class A Shares and Class B Interests of such TGE Investor (on a look-through basis) is equal to the percentage of Equity Interests in GP Acquiror so Transferred of the total holdings of Equity Interests in GP Acquiror of such TGE Investor (on a look-through basis). In addition, any such Transfers that are effected through sales by the TGE Acquirors shall require the TGE Investor effecting such Transfer to (i) pre-pay its pro-rata portion of any outstanding Debt Financing, (ii) not increase the loan-to-value ratio of any applicable Debt Financing after giving effect to any such Transfer and (iii) not use more than its pro-rata portion of any flexibility then afforded by the terms governing any Debt Financing, if applicable, to effect a partial sale of the Interests then subject to Liens securing any of the obligations under any Debt Financing.

(c) Except for a GIC Qualifying Sale, Enagas Qualifying Sale or Initial Public Offering effected in accordance with Section 4.4 and Section 4.6, as applicable, each TGE Investor shall bear its own costs and expenses and any reasonable out-of-pocket costs and expenses incurred by the TGE Group, GP Acquiror and its Subsidiaries or the Closing Silo Entities in connection with a Transfer of Interests by such TGE Investor.

(d) It is the intent of the TGE Investors that Aggregator GP (i) shall be the general partner of each of the Closing Silo Entities for purely administrative purposes, (ii) shall not be entitled to any of the economics from the Non-ECI Silo Entities, the ECI Silo Entities or Secondary Acquiror and (iii) shall be a single purpose entity whose sole purpose shall be serving as the general partner of the Closing Silo Entities and other similar investment entities established for the purpose of acquiring interests in the TGE Group. Accordingly, the BIP Funds shall be prohibited from, directly or indirectly, selling or disposing of Aggregator GP, including by merger, consolidation or otherwise, or receiving any consideration, directly or indirectly, for their interests in Aggregator GP or causing Aggregator GP to transfer or dispose of its general partner interest, or otherwise delegating or granting to any Person unaffiliated with the BIP Funds any rights with respect to the management of Aggregator GP, it being the intent of the TGE Investors that any sale or disposition of any direct or indirect interest in (A) the Acquired GP Interests indirectly owned by Non-ECI Acquiror or the Acquired Class A Shares owned by Non-ECI Acquiror shall be effected solely by and through one of the Non-ECI Silo Entities and the proceeds therefrom shared solely by the entities that are entitled to the economics accruing to such Non-ECI Silo Entities and (B) the Acquired GP Interests indirectly owned by ECI Acquiror or VCOC Acquiror, as applicable, or the Acquired Class B Interests owned by ECI Acquiror and VCOC Acquiror, as applicable, shall be effected solely by and through one of the ECI Silo Entities or VCOC Silo Entities, as applicable, and the proceeds therefrom shared solely by the entities that are entitled to the economics accruing to such ECI Silo Entities or VCOC Silo Entities, as applicable.

(e) Notwithstanding anything to the contrary herein, in connection with any disposition of all or a portion of such BIP Fund’s interests in the Interests that would require an actual transfer of the Interests otherwise permitted pursuant to this Agreement other than pursuant to any Drag-Along Transaction or any Tag-Along Sale, the TGE Investors agree to cooperate regarding the execution and documentation of such transactions and use commercially reasonable efforts to effect such transactions in a manner that does not subject another TGE Investor (other than the BIP Fund) to any material adverse income tax or adverse economic consequences as a result of such disposition, including (I) by utilizing tax allocations and other items of income, gain, loss and deduction to cause any such gain from a sale or disposition to be allocated or economically borne by the selling party, and (II) seeking consent or waiver, if necessary, under the terms governing any outstanding Debt Financing.

(i) If such disposition is effected from the holdings of a TGE Acquiror:

(A) Such disposition (i) of Interests to a third-party purchaser that is not another TGE Acquiror shall only be effected, and (ii) of Interests to a purchaser that is another TGE Acquiror, to the greatest extent possible (but without adversely impacting the economics of any other TGE Investor), shall be effected as follows:

(1) first, the applicable TGE Acquiror distributing the Interests, subject to a pro-rata portion of any outstanding Debt Financing (based on the aggregate number of Interests sold in such Direct Sale relative to the total number of Interests held by the TGE Acquirors, the “Applicable Direct Sale Debt Financing”), to applicable TGE Holdco;

(2) second, the applicable TGE Holdco distributing the Interests, subject to the Applicable Direct Sale Debt Financing, to the applicable TGE Aggregator;

(3) third, the applicable TGE Aggregator distributing the Interests, subject to the Applicable Direct Sale Debt Financing, which Applicable Direct Sale Debt Financing shall be assumed by the BIP Fund effecting such disposition, and redeeming a number of such TGE Aggregator LP Units held by the applicable BIP Fund in the same proportion as the Interests to be sold in such disposition represent to the total number of Interests that were indirectly held by such BIP Fund immediately prior to the disposition (on a look-through basis) in exchange for the Interests to be sold in such disposition;

(4) fourth, causing such BIP Fund to sell such Interests to the proposed third-party purchaser; and

(5) fifth, the BIP Fund repaying the Applicable Direct Sale Debt Financing.

(B) However, if the structure outlined in Section 4.1(e)(i)(A) is not achievable after the use of commercially reasonable efforts, (I) the TGE Investors agree to cooperate regarding the execution and documentation of such disposition and use commercially reasonable efforts to effect such transactions in a manner that does not subject another TGE Investor (other than the BIP Fund) to any material adverse income tax or adverse economic consequences as a result of such disposition, and (II) unless an alternative structure is agreed upon pursuant to this Section 4.1(e)(i)(B), a disposition of such Interests to another TGE Acquiror shall be reported in a manner that does not allocate any gain or loss to any TGE Investor other than the BIP Fund effecting such disposition and effected as follows:

(1) first, the proposed purchasing TGE Acquiror purchasing such Interests from the selling TGE Acquiror;

(2) second, the applicable selling TGE Acquiror repaying the Applicable Direct Sale Debt Financing;

(3) third, the selling TGE Acquiror distributing the net proceeds after such debt repayment to applicable TGE Holdco;

(4) fourth, the applicable TGE Holdco distributing such net proceeds to the applicable TGE Aggregator; and

(5) fifth, the applicable TGE Aggregator redeeming a number of Aggregator LP Units held by the applicable BIP Fund in the same proportion as the Interests sold in such disposition represent to the total number of Interests that were indirectly held by such BIP Fund through the applicable TGE Aggregator immediately prior to the disposition (on a look-through basis).

(ii) If such BIP Fund disposition is effected from the holdings of Secondary Acquiror or any other entity through which such BIP Fund and a TGE Investor invests (but only if Secondary Acquiror or such other entity is not then burdened by debt (it being understood that (i) if Secondary Acquiror or such other entity is then burdened by debt then either (i) the provisions of either Section 4.1(e)(1)(B) or (ii) the provisions of Section 4.1(e)(1)(A) and Section 4.1(e)(1)(B) shall apply, in each case, mutatis mutandis to the procedures for such disposition, as may be agreed by the Parties in the organizational documents of such entity):

(A) first, redeeming a number of Secondary Acquiror LP Units held by the applicable BIP Fund in the same proportion as the Interests to be sold in such disposition represent to the total number of Interests that were indirectly held by such BIP Fund immediately prior to the disposition (on a look-through basis) in exchange for the Interests to be sold in such disposition; and

(B) second, causing such BIP Fund to sell such Interests to the proposed third-party purchaser.

Section 4.2 Transfers by Co-Investors. At any time after the second (2nd) anniversary of the Effective Date, a Transfer by a Co-Investor of its Interests (a “Co-Investor Transfer”) may take the form of any of the following:

(a) a sale of some or all of such Co-Investor’s Equity Interests in the applicable Closing Silo Entity(ies) together with, if such Co-Investor is selling limited partner interests in such Closing Silo Entity that indirectly represent ownership of more than 75% of the Interests held by such Co-Investor on a look-through basis as of the Effective Date, a transfer or assignment of the governance rights provided to such Co-Investor pursuant to Article II (it being agreed that the rights set forth herein, other than such governance rights, may be transferred or assigned in whole or in part in connection with any sale of such limited partner interests) (a “Topco Sale”); or

(b) (i) prior to such time as TGE is no longer a Public Company, (ii) following such time as TGE is no longer a Public Company and for so long as the Credit Agreement (or any refinancing thereof at any Non-ECI Silo Entity) has not been repaid or (iii) following any Initial Public Offering occurring after such time as TGE is no longer a Public Company and, in each case, to the extent permitted by the terms governing any outstanding Debt Financing, a sale of some or all of such Co-Investor’s indirect interest in the Interests held through the applicable Closing Silo Entities together with a proportionate number of Equity Interests in GP Acquiror, which sale, may, if such Co-Investor is selling more than 75% of the Interests held by such Co-Investor on a look-through basis as of the Effective Date, be accompanied by a Transfer or assignment of the governance rights provided to such Co-Investor pursuant to Article II (it being agreed that the rights set forth herein, other than such governance rights, may be transferred or assigned in whole or in part in connection with any sale of such Interests) (a “Direct Sale”). Notwithstanding the foregoing, Enagas Investor shall not be entitled to effect a Direct Sale of its Interests held through the Non-ECI Silo Entities without the prior written consent of GIC Investor.

(c) Direct Sales. In the event a Co-Investor requests a Direct Sale then, to the extent such Direct Sale is permitted by the terms governing any outstanding Debt Financing, or a consent or waiver thereunder to permit such Direct Sale is obtained (or reasonably expected to be obtained), the TGE Investors shall use commercially reasonable efforts to effect such Direct Sale as follows:

(i) If such Direct Sale is effected from the holdings of ECI Acquiror:

(A) To the greatest extent possible (but without adversely impacting the economics of any other TGE Investor), such Direct Sale shall be effected as follows:

(1) first, ECI Acquiror distributing the Interests, subject to a pro-rata portion of any outstanding Debt Financing (based on the aggregate number of Interests sold in such Direct Sale relative to the total number of Interests held by the TGE Acquirors, the “Applicable Direct Sale Debt Financing”), to ECI Holdco;

(2) second, ECI Holdco distributing the Interests, subject to the Applicable Direct Sale Debt Financing, to the ECI Aggregator;

(3) third, ECI Aggregator distributing the Interests, subject to the Applicable Direct Sale Debt Financing, which Applicable Direct Sale Debt Financing shall be assumed by the Co-Investor requesting such Direct Sale, and redeeming a number of such ECI Aggregator LP Units held by the applicable Co-Investor in the same proportion as the Interests to be sold in such Direct Sale represent to the total number of Interests that were indirectly held by such Co-Investor immediately prior to the Direct Sale (on a look-through basis) in exchange for the Interests to be sold in such Direct Sale;

(4) fourth, causing such Co-Investor to sell such Interests to the proposed third-party purchaser; and

(5) fifth, the Co-Investor repaying the Applicable Direct Sale Debt Financing.

(B) However, if the structure outlined in Section 4.2(c)(i)(A) is not achievable after the use of commercially reasonable efforts, the TGE Investors agree to cooperate regarding the execution and documentation of such Direct Sale and use commercially reasonable efforts to effect such transactions in a manner that does not subject another TGE Investor (other than the requesting Co-Investor) to any material adverse income tax or adverse economic consequences as a result of such Direct Sale, including by utilizing tax allocations and other items of income, gain, loss and deduction to cause any such gain from a sale or disposition to be allocated or economically borne by the selling party. Unless an alternative structure is agreed upon pursuant to this Section 4.2(c)(i)(B), such Direct Sale shall be reported in a manner that does not allocate any gain or loss to any TGE Investor other than the TGE Investor requesting the Direct Sale and effected as follows:

(1) first, the proposed third-party purchaser purchasing such Interests from ECI Acquiror;

(2) second, ECI Acquiror repaying the Applicable Direct Sale Debt Financing;

(3) third, ECI Acquiror distributing the net proceeds after such debt repayment to applicable TGE Holdco;

(4) fourth, the applicable TGE Holdco distributing such net proceeds to the applicable TGE Aggregator; and

(5) fifth, the applicable TGE Aggregator redeeming a number of Aggregator LP Units held by the applicable Co-Investor in the same proportion as the Interests sold in such Direct Sale represent to the total number of Interests that were indirectly held by such Co-Investor through the applicable TGE Aggregator immediately prior to the Direct Sale (on a look-through basis).

(ii) If such Direct Sale is effected from the holdings of Non-ECI Acquiror such Direct Sale shall be reported in a manner that does not allocate any gain or loss to any TGE Investor other than the TGE Investor requesting the Direct Sale (the “Non-ECI Gain Reporting”) and effected as follows:

(A) first, the proposed third-party purchaser purchasing such Interests from Non-ECI Acquiror;

(B) second, Non-ECI Acquiror repaying the Applicable Direct Sale Debt Financing;

(C) third, Non-ECI Acquiror distributing the net proceeds after such debt repayment to Non-ECI Holdco;

(D) fourth, Non-ECI Holdco distributing such net proceeds to Non-ECI Aggregator; and

(E) fifth, Non-ECI Aggregator redeeming a number of Aggregator LP Units held by the applicable Co-Investor in the same proportion as the Interests sold in such Direct Sale represent to the total number of Interests that were indirectly held by such Co-Investor through Non-ECI Aggregator immediately prior to the Direct Sale (on a look-through basis).

(iii) If such Direct Sale is effected from the holdings of Secondary Acquiror or any other entity through which two or more TGE Investors invest (other than Non-ECI Acquiror) (but only if Secondary Acquiror or such other entity is not then burdened by debt, it being understood that if Secondary Acquiror or such other entity is burdened by debt then the provisions of Section 4.2(c)(ii) or Section 4.2(c)(i) shall apply mutatis mutandis to the procedures for such disposition, as may be agreed by the Parties in the organizational documents of such entity):

(A) first, redeeming a number of Secondary Acquiror LP Units held by the applicable Co-Investor in the same proportion as the Interests to be sold in such Direct Sale represent to the total number of Interests that were indirectly held by such Co-Investor immediately prior to the Direct Sale (on a look-through basis) in exchange for the Interests to be sold in such Direct Sale; and

(B) second, causing such Co-Investor to sell such Interests to the proposed third-party purchaser.

(iv) BIP Q LP shall indemnify Enagas Investor for any tax liability, including any interest and penalties related thereto, imposed on Enagas Investor as a direct result of any challenge by the U.S. Internal Revenue Service to the Non-ECI Gain Reporting.

In the event of a Direct Sale in which Interests are distributed to any Co-Investor, such TGE Acquiror shall Transfer any and all applicable registration rights with respect to such Interests that such TGE Acquiror may have pursuant to any contract or other arrangement to such Co-Investor.

(d) In the case of a Topco Sale or a Direct Sale and to the extent permitted by this Section 4.2, the Parties shall amend this Agreement or enter into a new equityholders’ agreement granting the purchaser in any such Topco Sale or Direct Sale any rights of a Co-Investor that have been transferred to such purchaser in connection with such sale pursuant to the terms of this Section 4.2. Each member of the TGE Group, Aggregator GP, the Closing Silo Entities and GP Acquiror shall reasonably cooperate with such Co-Investor and assist such Co-Investor (i) in connection with a Direct Sale or Topco Sale, as applicable, including executing, acknowledging and delivering assignments and other documents or instruments as may be reasonably requested by, and otherwise cooperating reasonably with, such Co-Investor and the proposed purchaser (including requiring any member of the TGE Group and each of Aggregator GP, the Closing Silo Entities and GP Acquiror, if requested in connection with a Direct Sale and if any member of the TGE Group is a publicly traded entity, to exercise their available demand registration rights under the existing registration rights agreement to effect an underwritten offering) and (ii) in connection with any Direct Sale or Topco Sale, but not more than once in any twelve (12)-month period and at such Co-Investor’s sole cost and expense of any third-party costs or expenses incurred, (A) reasonably assist with the preparation and delivery by such Co-Investor of preliminary marketing and auction materials, (B) prepare or reasonably assist in the preparation of due diligence materials, (C) make such due diligence materials available to prospective purchasers, (D) provide reasonable access to each of their respective books, records, properties and other proprietary materials (subject, in each case, to the execution of customary confidentiality and non-disclosure agreements) to prospective purchasers and (E) make the managers, officers and employees reasonably available to prospective purchasers for presentations and due diligence interviews.

(e) Debt Funding Restrictions. The Parties acknowledge that the Credit Agreement or the terms governing any other Debt Financing may prohibit a Direct Sale. In connection with any Direct Sale requested by a Co-Investor, Aggregator GP and the TGE Acquirors shall use good faith commercially reasonable efforts to seek and obtain the required consents and/or waivers from the applicable lenders and other holders of such Debt Financing as shall be required to permit such Direct Sale. To the extent any such consent or waiver is conditioned on a payment of consent fees or other consideration in connection therewith (other than customary fees of counsel), the applicable Co-Investor shall pay, or cause to be paid, such consideration. In addition, in connection with any refinancing of any Debt Financing (including the Initial Term Loans under and as defined in the Credit Agreement) the terms of which may limit or restrict the ability to effect Direct Sales in accordance with Section 4.2(c) above, Aggregator GP and the TGE Acquirors shall use good faith commercially reasonable efforts to cause the terms of such refinancing debt to permit Direct Sales.

(f) Notwithstanding any provision hereof or of the Non-ECI Aggregator LPA or of the ECI Aggregator LPA to the contrary, without the prior consent of Aggregator GP, no Co-Investor Transfer and no Transfer by the BIP Funds of their Interests may be effected if such Transfer would:

(i) violate any U.S. federal, state and other applicable laws, including any U.S. federal, state and other securities laws applicable to any Closing Silo Entity and the Interests;

(ii) cause any Closing Silo Entity to become subject to the registration and/or qualification requirements of the Investment Company Act, the Exchange Act, the Securities Act or any other applicable securities laws of any jurisdiction;

(iii) pose a material risk that any Closing Silo Entity would be treated as a “publicly” traded partnership, as such term is defined in Sections 469(k)(2) or 7704 of the Code and related Treasury Regulations; or

(iv) cause (a) all or any portion of the assets of a Closing Silo Entity (1) to constitute “plan assets” (for purposes of Title I of ERISA, Section 4975 of the Code or the applicable provision of any similar law) or any existing or prospective member or (2) to be subject to the provisions of Title I of ERISA, Section 4975 of the Code or any similar law or (b) any BIP Fund to become a fiduciary with respect to any existing or prospective member of a Closing Silo Entity, pursuant to ERISA or the applicable provisions of any similar law or otherwise.

(g) Any Transfer by a Co-Investor shall satisfy the BIP Funds’ anti-money laundering and “know your client” procedures.

(h) No Transfer by a Co-Investor and no Transfer by the BIP Funds of their Interests shall effect a release of such Co-Investor (or its applicable Affiliates) or the BIP Funds and their Affiliates from any liabilities or obligations to any of the other Parties hereto or any of their respective Affiliates that accrued prior to such Transfer.

Section 4.3 Acceptable GP Transfers to Additional Investors. To the extent that any BIP Fund arranges for additional Persons (“Additional Investors”) to purchase Class A Shares either (i) after the expiration of the Secondary Purchase Period or (ii) during the Secondary Purchase Period in purchases that are not Agreed Purchases, Aggregator GP shall have the right (without the consent of GIC Investor, Enagas Investor or any other Person) to cause the TGE Acquirors to sell Equity Interests in GP Acquiror from the holdings of the TGE Acquirors to any such Additional Investor at the GP Acquiror Purchase Price in cash (such Transfers, “Acceptable GP Transfers”); provided that all such sales of Equity Interests in GP Acquiror shall be proportionate to the number of Class A Shares purchased by such Additional Investors, such that the percentage of the total outstanding Equity Interests in GP Acquiror held by any Additional Investor shall not exceed the Ownership Percentage of such Additional Investor; and provided, further, that all such sales shall occur substantially concurrently with such purchase or as soon as reasonably practicable thereafter (but in no event later than 30 days thereafter); provided, that if any Acceptable GP Transfers occur as a result of purchases of Class A Shares at a per share price exceeding the Specified Price and have the effect of diluting Enagas Investor’s ownership of outstanding Equity Interests of GP Acquiror (on a look-through basis), all thresholds related to Enagas Investor’s ownership of outstanding Equity Interests of GP Acquiror herein shall be proportionately reduced.

Section 4.4 Drag-Along Rights.

(a) Subject to Section 4.7, a Drag-Along Transaction may be initiated in compliance with this Section 4.4 at any time by Aggregator GP (but, if the BIP Funds and their Affiliates own, on a look-through basis, less than 50% of the Equity Interests of GP Acquiror, only with the consent and approval of the Holders of more than 50% of the Equity Interests of GP Acquiror on a look-through basis); provided, however that any Drag-Along Transaction described in clause (b) of the definition of “Exit Transaction” shall also require the consent of GIC Investor and Enagas Investor provided, further, however, that the BIP Funds have used good faith efforts to negotiate with the proposed purchaser in order to allow Enagas Investor and GIC Investor to retain their Interests in any such Drag-Along Transaction (and such efforts shall include permitting GIC Investor and Enagas Investor to directly meet with the proposed purchaser solely to discuss such retention of Interests and post-closing governance rights). If Aggregator GP elects to effect a Drag-Along Transaction, Aggregator GP shall deliver written notice thereof to each Co-Investor.

(b) In connection with any Drag-Along Transaction properly initiated pursuant to Section 4.4(a), and subject to the terms and conditions set forth in this Section 4.4, each TGE Investor and its Affiliates shall consent to and raise no objections against the consummation of the Drag-Along Transaction, and if the Drag-Along Transaction is structured as: (i) a consolidation, merger or other business combination, or a sale or other disposition of all or substantially all of the assets of one or more Aggregator Entities (as defined below), each TGE Investor and its Affiliates, as applicable, shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such consolidation, merger, other business combination or asset sale or (ii) a sale of all or substantially all of the Interests, each TGE Investor and its Affiliates shall agree to sell all of its Interests that are the subject of the Drag-Along Transaction, on the terms and conditions of such Drag-Along Transaction. Subject to Section 4.4(c), each TGE Investor and its Affiliates shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by Aggregator GP and its Affiliates, including the execution of such agreements and such other instruments and the taking of such other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow or holdback arrangements relating to such Drag-Along Transaction, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction. The TGE Investors shall be permitted to sell their Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article IV other than this Section 4.4.

(c) The obligations of each TGE Investor pursuant to this Section 4.4 are subject to the following terms and conditions:

(i) the Drag-Along Transaction shall be effected on the same terms and conditions with respect to the BIP Funds and each TGE Investor (including that the consideration paid for each Class A Share sold (directly or indirectly) by each TGE Investor in any such Drag-Along Transaction shall (1) be the same as the consideration paid for each Class A Share sold by the BIP Funds and (2) be the same as the consideration paid for each Class B Interest sold by the BIP Funds);

(ii) the consideration paid in the Drag-Along Transaction shall consist entirely of cash or freely tradeable securities of an entity listed on a national securities exchange (as such term is used under the Exchange Act) and taxable as a subchapter c-corporation for U.S. income tax purposes;

(iii) upon the consummation of the Drag-Along Transaction, each TGE Investor shall receive the same proportion of the aggregate consideration from such Drag-Along Transaction that it would have received if such aggregate consideration had been distributed by the applicable Aggregator Entity in complete liquidation pursuant to the rights and preferences set forth in the applicable Aggregator Entity LPA as in effect immediately prior to such Drag-Along Transaction, and if each TGE Investor receives consideration from such Drag-Along Transaction in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such holder is entitled in accordance with such rights and preferences, then the Parties shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to each TGE Investor in accordance with such rights and preferences;

(iv) Non-ECI Aggregator, ECI Aggregator and VCOC Aggregator and any other entity that acquired interests in the TGE Group in accordance with Section 5.3(b) (each an “Aggregator Entity”) shall each bear its respective pro-rata portion of the reasonable, documented costs incurred in connection with any Drag-Along Transaction and each TGE Investor shall not be obligated to make any out-of-pocket expenditure in connection with the consummation of the Drag-Along Transaction (excluding modest expenditures for postage, copies, and the like) that is more than its pro rata share (based upon the amount of consideration received by it in the Drag-Along Transaction) of reasonable expenses incurred in connection with a consummated Drag-Along Transaction for the benefit of all Holders that are not otherwise paid by the applicable Aggregator Entity or another Person;

(v) no TGE Investor shall be required to provide any representations, warranties or indemnities under any agreements entered into in connection with the Drag-Along Transaction, other than customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities concerning: (1) due organization, valid existence and good standing in its state of organization, (2) valid title to and ownership of its Interests, free and clear of all Liens (excluding those arising under applicable securities laws); (3) authority, power and right to enter into and consummate the Drag-Along Transaction; (4) the absence of any violation, default or acceleration of any agreement to which each TGE Investor is subject or by which its assets are bound as a result of the Drag-Along Transaction; and (5) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by each TGE Investor in connection with the Drag-Along Transaction, other than under the HSR Act;

(vi) no TGE Investor shall be required to provide any post-closing non-competition, non-solicitation or other similar restrictive covenants (other than customary confidentiality covenants) under any agreements entered into in connection with the Drag-Along Transaction;

(vii) no TGE Investor shall be obligated to provide any indemnification or otherwise agree to be liable to the purchaser in any such Drag-Along Transaction for representations and warranties pertaining to any of Aggregator GP, any Closing Silo Entity, GP Acquiror and its Subsidiaries or any member of the TGE Group unless any such indemnification obligations are several and not joint and such indemnification and liability is (x) limited in the aggregate to no more than the amount of consideration received by such TGE Investor from such Drag-Along Transaction and (y) on a pro-rata basis in proportion to the consideration received by the TGE Investors; and

(viii) consideration placed in escrow or held back shall be allocated to each TGE Investor such that if the applicable third party in the Drag-Along Transaction ultimately is entitled to some or all of such escrow or holdback amounts, then the net ultimate proceeds received by such holders shall still comply with the intent of Section 4.4(c)(i) as if the ultimate resolution of such escrow or holdback had been known at the closing of the Drag-Along Transaction.

(d) Aggregator GP and its Affiliates shall have the right in connection with any prospective Drag-Along Transaction (or in connection with the investigation or consideration of any prospective Drag-Along Transaction) to require each TGE Investor and each Aggregator Entity to cooperate fully with potential acquirors in such prospective transaction by taking all customary and other actions reasonably requested by such Persons or such potential acquirors, subject to reasonable and customary confidentiality provisions. In addition, Aggregator GP and its Affiliates shall be entitled to take all steps reasonably necessary to carry out an auction of any applicable Aggregator Entity, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation.

(e) Notwithstanding the foregoing, or anything else to the contrary in this Agreement or the other Transaction Documents, any Exit Transaction (including a Drag-Along Transaction) shall be effected solely through a transaction which would not result in corporate-level taxation borne (directly or indirectly) by GIC Investor.

(f) For the avoidance of doubt, GIC Investor shall be entitled to retain its Interests and its rights under this Agreement and the other Transaction Documents in any Exit Transaction that does not constitute a GIC Qualifying Sale and Enagas Investor shall be entitled to retain its Interests and its rights under this Agreement and the other Transaction Documents in any Exit Transaction that does not constitute an Enagas Qualifying Sale.

Section 4.5 Tag-Along Rights.

(a) If any BIP Fund or any of its Affiliates (each, in such capacity, a “Tag Subject Member”) desires to Transfer, directly or indirectly, all or any portion of its direct or indirect Equity Interests in GP Acquiror, TGE GP, any Closing Silo Entity or in any member of the TGE Group to any Person (a “Tag Transferee”, which for the avoidance of doubt, includes any Purchasing Member pursuant to Section 4.7) (whether pursuant to a merger, sale of Equity Interests or similar transaction and whether effected through an indirect transaction by any of the Closing Silo Entities or GP Acquiror), other than through a Transfer permitted under Section 4.1(a)(i) (Permitted Transfers) and (ii) (Drag-Along Transactions), such Tag Subject Member shall first offer to include in such proposed Transfer (the “Tag-Along Sale”), in addition to all Equity Interests that the Tag Subject Member desires to Transfer, GIC Investor’s and Enagas Investor’s proportionate share of equivalent Equity Interests owned, whether directly or indirectly, and designated by GIC Investor or Enagas Investor, as applicable (each, a “Tag Eligible Member”) in accordance with the terms of this Section 4.5 (the “Eligible Units”), subject to the following terms and conditions:

(i) the Tag-Along Sale by the Tag Eligible Member shall be on the same terms and conditions as are applicable to the Tag Subject Member including that (A) the consideration paid for each Class A Share sold (directly or indirectly) by such Tag Eligible Member shall (1) be the same as the consideration paid for each Class A Share sold by the Tag Subject Member and (2) be the same as the consideration paid for each Class B Interest sold by the Tag Subject Member and (B) the consideration paid for each Class B Interest sold (directly or indirectly) by such Tag Eligible Member shall (1) be the same as the consideration paid for each Class A Share sold by the Tag Subject Member and (2) be the same as the consideration paid for each Class B Interest sold by the Tag Subject Member;

(ii) each Tag Eligible Member shall have the right to (A) Transfer the same percentage of the Class A Shares it indirectly holds (on a look-through basis) as is equal to the percentage of Class A Shares and Class B Interests that the Tag Subject Member is selling of its total holdings of Class A Shares and Class B Interests and (B) the same percentage of the Acquired GP Interests it indirectly holds (on a look-through basis) as is equal to the percentage of Acquired GP Interests that the Tag Subject Member is selling of its total holdings of Acquired GP Interests in such transaction;

(iii) no Tag Eligible Member shall be required to provide any representations, warranties or indemnities under any agreements entered into in connection with the Tag-Along Sale, other than customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities concerning: (1) due organization, valid existence and good standing in its state of organization, as applicable, (2) valid title to and ownership of the Eligible Units, free and clear of all Liens (excluding those arising under applicable securities laws); (3) authority, power and right to enter into and consummate the Tag-Along Sale; (4) the absence of any violation, default or acceleration of any agreement to which such Tag Eligible Member is subject or by which its assets are bound as a result of the Tag-Along Sale; and (5) the absence of, or compliance with, any governmental or third-party consents, approvals, filings or notifications required to be obtained or made by such Tag Eligible Member in connection with the Tag-Along Sale, other than under the HSR Act;

(iv) no Tag Eligible Member shall be required to provide any post-closing non-competition, non-solicitation or other similar restrictive covenants (other than customary confidentiality covenants) under any agreements entered into in connection with the Tag-Along Sale (without, for the avoidance of doubt, limiting the enforceability of any such covenants existing prior to such Tag-Along Sale); and

(v) no Tag Eligible Member shall be obligated to provide any indemnification or otherwise agree to be liable to the Tag Transferee in any such Tag-Along Sale for representations and warranties pertaining to any of Aggregator GP, any Closing Silo Entity, GP Acquiror and its Subsidiaries or any member of the TGE Group unless any such indemnification obligations are several and not joint and such indemnification and liability is (x) limited in the aggregate to no more than the amount of consideration received by such Tag Eligible Member from such Tag-Along Sale and (y) on a pro-rata basis in proportion to the consideration received by the TGE Investors.

(b) The Tag Subject Member shall cause the offer from such Tag Transferee (the “Tag-Along Offer”) to be reduced to writing, which writing shall include: (i) an offer to purchase or otherwise acquire the Eligible Units from the Tag Eligible Member as required by this Section 4.5; (ii) a time and place designated for the closing of such purchase; and (iii) the per Equity Interest purchase price for the Eligible Units.

(c) The Tag Subject Member shall send written notice of such Tag-Along Offer (a “Tag-Along Offer Notice”), to the Tag Eligible Member as soon as reasonably practicable. The Tag Eligible Member shall have the right (an “Inclusion Right”), exercisable by delivery of written notice to the Tag Subject Member at any time within twenty (20) Business Days after receipt of the Tag-Along Offer Notice, to request to sell in the Tag-Along Sale all or any portion of the Eligible Units (together with the Equity Interests proposed to be sold by the Tag Subject Member, the “Requested Units”). Failure of a Tag Eligible Member to timely notify the Tag Subject Member that it elects to cause the Tag Transferee to purchase the Tag Eligible Member’s Eligible Units shall be deemed an election by such Tag Eligible Member not to cause the Tag Transferee to purchase such Eligible Units. A Tag Eligible Member that timely exercises its Inclusion Right is referred to as a “Tag Electing Member.”

(d) Promptly following the completion of the procedures described in Section 4.5(c), the Tag Subject Member shall determine whether the Tag Transferee is willing to purchase all of the Requested Units. If the Tag Transferee is willing to purchase all of the Requested Units, then the Tag Transferee shall purchase such Requested Units in accordance with this Section 4.5 (such Requested Units, “Purchased Units”). If the Tag Transferee is unwilling to purchase all of the Requested Units, then the Tag Subject Member shall determine the maximum number of Requested Units that the Tag Transferee is willing to purchase (the “Maximum Purchased Units”). The quotient (expressed as a percentage) of (x) the Maximum Purchased Units, divided by (y) the Requested Units shall be the “Purchased Percentage.” Following the foregoing determination, the Tag Subject Member and the Tag Electing Member shall sell in the Tag-Along Sale a number of Equity Interests equal to (1) the Requested Units of the Tag Subject Member or such Tag Electing Member, as applicable, multiplied by (2) the Purchased Percentage (such Equity Interests, collectively, also “Purchased Units”).

(e) If some or all of the consideration proposed to be paid by a third party to the Tag Subject Member in a Tag-Along Sale is other than cash, then such consideration shall be deemed to have a dollar value equal to the Fair Market Value, and all holders of Purchased Units shall be entitled to receive the same form of consideration in respect of such Purchased Units in the same proportions.

(f) At the time (subject to extension to the extent necessary to pursue any required regulatory or equityholder approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act) and place provided for the closing in the Tag-Along Offer, or at such other time and place as the Tag Subject Member and the Tag Transferee shall agree, the Tag Subject Member and the Tag Electing Members shall sell to the Tag Transferee all of the Purchased Units. Each sale of Purchased Units pursuant to this Section 4.5(f) shall be upon terms and conditions, if any, not more favorable individually and in the aggregate to the Tag Transferee than those in the Tag-Along Offer and the Tag-Along Offer Notice and upon the consummation of such sale, each holder of Purchased Units shall receive the consideration specified in Section 4.5(g).

(g) Upon the consummation of a Tag-Along Sale, each holder of Purchased Units shall receive in respect of each Purchased Unit an amount of consideration equal to the applicable Per Unit Purchase Price calculated to reflect the allocation of the consideration in Section 4.5(a)(i). If a transferor of Purchased Units receives consideration from such Tag-Along Sale in a manner other than as contemplated by the immediately preceding sentence or in excess of the amount to which such transferor is entitled in accordance with the immediately preceding sentence, then the Parties shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the transferors of Purchased Units in accordance with the immediately preceding sentence.

(h) If (i) a Tag-Along Sale is not consummated within ninety (90) days after delivery of the Tag-Along Offer Notice (which period may be extended to the extent reasonably necessary to pursue any required regulatory approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act), (ii) the Per Unit Purchase Price applicable to such Tag-Along Sale is increased from that resulting from the Tag-Along Offer and the allocation of the consideration resulting therefrom specified in Section 4.5(g) or (iii) the other terms and conditions applicable to such Tag-Along Sale change, individually or in the aggregate, in any material respect from those described in the Tag-Along Offer, then the Equity Interests subject to this Section 4.5 may not be sold without the Tag Subject Member again complying in full with the provisions of this Section 4.5.

Section 4.6 Demand Initial Public Offering.

(a) At any time following a Take-Private Transaction, Aggregator GP (but, if the BIP Funds and their Affiliates own, on a look-through basis, less than 50% of the Equity Interests of GP Acquiror, only with the consent and approval of the Holders of more than 50% of the Equity Interests of GP Acquiror on a look-through basis) shall have the right to effect an Initial Public Offering. Upon delivery of notice of an intent to effect a Initial Public Offering to GIC Investor and Enagas Investor, each of GIC Investor and Enagas Investor shall cooperate and use their respective commercially reasonable efforts to facilitate the consummation of the Initial Public Offering, including, but not limited to, furnishing customary information regarding itself sufficient to complete the beneficial ownership table in any registration statement and satisfy customary and reasonable know-your-client requests of any underwriters; provided, however, no Initial Public Offering shall (i) be effected unless such Initial Public Offering is of Class A Shares or shares of a successor corporation to TGE or (ii) involve an Initial Public Offering of a Subsidiary of TGE.

(b) In the event an Initial Public Offering is effected, the issuer in such Initial Public Offering shall enter into a customary registration rights agreement with each of the TGE Investors and each other significant investor in the TGE Group at such time, which will provide for, among other matters, the following:

(i) three (3) long-form underwritten registrations for every $450 million of equity capital invested (directly or indirectly) by such TGE Investor or other significant investor in the Interests with customary undertakings (including customary indemnification) by the issuer and unlimited short-form underwritten registrations of each TGE Investor’s interests at the issuer’s expense, subject to pro rata priority among the TGE Investors and customary exceptions including minimum offering sizes;

(ii) customary “piggy-back” registration rights (with pro rata priority among the TGE Investors) with respect to demand registrations and TGE registrations (other than registrations in connection with any employee stock option or other benefit plan or registrations in connection with an exchange offer), subject to pro rata underwriter cutbacks;

(iii) for a period of two (2) years following the Initial Public Offering, sale coordination, including cooperation with respect to block trades and Rule 144 sales; and

(iv) expense reimbursement for counsel for each of the TGE Investors in connection with any such registration.

(c) In the event that following the Initial Public Offering, BIP and its Affiliates would own the same or less of the interests or shares of the issuer in such Initial Public Offering than Enagas Investor and its Affiliates, BIP and Enagas Investor shall negotiate in good faith to provide both BIP and its Affiliates and Enagas Investor and its Affiliates with proportionate representation on the board (or similar governing body) of the issuer in such Initial Public Offering, subject to any applicable exchange listing and governance requirements.

(d) BIP shall use commercially reasonable efforts to contribute the Equity Interests in any Blocker Entity of Enagas Investor or GIC Investor to the issuer in any Initial Public Offering; provided that such transaction would not result in any adverse economic, tax or marketing consequences to such issuer or any of the TGE Investors.

Section 4.7 Right of First Offer.

(a) If either of the ROFO Subject Members (the “Offering Member”) proposes to Transfer all or a portion of such Offering Member’s Interests, then such Offering Member shall deliver written notice (the “ROFO Notice”) to the other ROFO Subject Member. The date that the ROFO Notice is received by the other ROFO Subject Member shall constitute the “ROFO Notice Date.” The ROFO Notice shall set forth the number and class or series of Interests to be offered (the “ROFO Offered Interests”).

(b) The non-Transferring ROFO Subject Member (the “Purchasing Member”) shall have up to thirty (30) calendar days after the ROFO Notice Date (such 30th day, the “ROFO Expiration Date”) to offer to purchase all, but not less than all, of the ROFO Offered Interests by delivering a written notice (the “ROFO Offer Notice”) to the Offering Member stating such Purchasing Member’s intent to purchase such ROFO Offered Interests specified in the ROFO Offer Notice, which ROFO Offer Notice shall include the proposed price per ROFO Offered Interest, all details of the payment terms and all other material terms and conditions of the proposed Transfer. Notwithstanding anything to the contrary herein, such ROFO Offer Notice may not contain provisions relating to any property of the Offering Member other than Interests held by such Offering Member or contemplate any consideration other than cash in United States dollars. The delivery of a ROFO Offer Notice under this Section 4.7 shall constitute an irrevocable commitment to purchase such ROFO Offered Interests. During a period of fifteen (15) days after receipt of the ROFO Offer Notice, the Offering Member may elect to accept or reject the offer in the ROFO Offer Notice by providing written notice to the Purchasing Member by the end of such fifteen (15) day period (and failure to timely provide such notice shall be deemed rejection of the offer). If the Offering Member accepts a ROFO Offer Notice, the Offering Member shall thereafter set a reasonable place and time for the closing of the purchase and sale of the ROFO Offered Interests, which shall be not less than forty-five (45) calendar days nor more than ninety (90) calendar days after the ROFO Notice Date (subject to extension to the extent necessary to pursue any required regulatory or other approvals) unless otherwise agreed by all of the parties to such transaction (such period, the “ROFO Closing Period”).

(c) The purchase price and terms and conditions for the purchase of the ROFO Offered Interests shall be the price and terms and conditions set forth in the applicable ROFO Offer Notice. Aggregator GP, any other applicable Closing Silo Entity, GP Acquiror and the Offering Member will promptly cooperate with any reasonable requests of any Purchasing Member for information regarding the ROFO Offered Interests.

(d) Notwithstanding the foregoing, if (i) the Purchasing Members fail to elect to purchase all of the ROFO Offered Interests on or prior to the ROFO Expiration Date or (ii) the closing of the purchase and sale of the ROFO Offered Interests is not consummated within the ROFO Closing Period (and the Offering Member has fully complied with the provisions of this Section 4.7) on the terms of purchase set forth in the ROFO Offer Notice, then in either case the Purchasing Members shall not have the right to purchase any of the ROFO Offered Interests and the applicable Offering Member may sell all, but not less than all, of the ROFO Offered Interests within 90 days after the ROFO Expiration Date. If the Offering Member timely rejects any ROFO Offer Notice that is timely delivered or any such offer expires in accordance with its terms, then the applicable Offering Member may, after providing the advance notice provided below, sell all, but not less than all, of the ROFO Offered Interests within 90 days after the ROFO Expiration Date, if the terms and conditions of such sale, when taken as a whole, are at least as favorable (as reasonably determined by the Offering Member and any Purchasing Member that has delivered a ROFO Offer Notice) to the terms and conditions set forth in any such ROFO Offer Notice, taken as a whole. The Offering Member shall provide each such Purchasing Member a summary of the pricing and other material terms of the sale offer under the preceding sentence that the Offering Member wishes to accept at least fifteen (15) days prior to the consummation of the sale of the ROFO Offered Interests. If the Offering Member and any such Purchasing Member determine that the terms and conditions of such proposed sale of ROFO Offered Interests to a third party by the Offering Member are not as favorable as the terms and conditions provided in the ROFO Offer Notice, taken as a whole, then the Offering Member shall sell to such Purchasing Member, and such Purchasing Member shall purchase from the Offering Member, the ROFO Offered Interests on the terms and conditions set forth in the ROFO Offer Notice, with the closing of such transaction to occur no later than thirty (30) days following such determination (subject to extension to the extent necessary to pursue any required regulatory or equityholder approvals, including to allow for the expiration or termination of all waiting periods under the HSR Act). If the ROFO Offered Interests are not Transferred to a third party within the applicable 90-day period, then the Offering Member may not sell any of the ROFO Offered Interests without again complying in full with the provisions of this Section 4.7.

Section 4.8 Blocker Entities. If an Exit Transaction is structured to include the Equity Interests of a Blocker Entity of the BIP Funds, BIP shall use commercially reasonable efforts to include the Equity Interests in any Blocker Entity of the Enagas Investor and GIC Investor in such Exit Transaction; provided, that such transaction would not result in any adverse economic, tax or marketing consequences to any of the TGE Investors.

Section 4.9 Cooperation and Secondary Acquiror. Notwithstanding anything to the contrary herein, the TGE Investors shall cooperate and use commercially reasonable efforts to structure any Take-Private Transaction or any other acquisition of Interests by the Closing Silo Entities or any other entity through which BIP or a TGE Investor invests in a tax-efficient manner to the TGE Investors, including by using commercially reasonable efforts to ensure that any Direct Sales or other disposition of Interests are structured in a tax efficient manner to such Investors (in accordance with the provisions of Section 4.1(e) and Section 4.2 of this Agreement), which, for the avoidance of doubt, may include the creation of multiple investment vehicles through which such TGE Investors invest. Consistent with the foregoing, the Parties shall effect a division of Secondary Acquiror into two separate investment vehicles comprised of BIP and the Enagas Investor, on the one hand, and BIP and the GIC Investor, on the other hand. Such division shall be effectuated as soon as practicable after the Closing, and in any event, prior to Secondary Acquiror purchasing any Class A Shares, and in all cases without adverse tax consequence to any of the TGE Investors. From and after the date of such division, the term Secondary Acquiror in this Agreement shall refer to both such investment vehicles. Aggregator GP shall use its reasonable best efforts to effect all transactions in Class A Shares and otherwise deal with both such vehicles on a pari-passu and pro-rata basis, allocating, to the maximum extent reasonably practicable, all transactions in Class A Shares across both such vehicles on a pro-rata basis.

ARTICLE V

PREEMPTIVE RIGHTS.

Section 5.1 Issuances by the TGE Group.

(a) Prior to any member of the TGE Group (such member the “Issuer”) issuing to any proposed purchaser (each, a “Proposed Purchaser”) any Equity Interests or options, debt securities or other rights to acquire Equity Interests or debt securities, whether through exchange, conversion or otherwise, (collectively with any Equity Interests in GP Acquiror acquired by such Proposed Purchaser, the “New Units”), other than New Units (i) issued as of the Effective Date, (ii) issued to new employees, (iii) issued as consideration for bona fide acquisitions of another Person or the business or assets of another Person (whether by merger, consolidation or similar business combination) or (iv) issued in connection with any split, dividend or similar recapitalization, for so long as a TGE Investor owns the Minimum Ownership Amount, such TGE Investor shall have the right to purchase, the number of New Units as provided in this Section 5.1.

(b) GP Acquiror shall cause the Issuer to give each TGE Investor at least ten (10) Business Days’ prior notice (the “First Notice”) of any proposed issuance of New Units, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to each TGE Investor the opportunity to purchase its proportionate share of such New Units (which proportionate share shall be based on such TGE Investor’s Ownership Percentage ) (such TGE Investor’s “Proportionate Share”) at the same price, on the same terms and conditions and at the same time as the New Units are proposed to be issued to or purchased by the Proposed Purchaser. If a TGE Investor wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice (“Preemptive Exercise Notice”) (subject to the consummation of the issuance to or purchase by the Proposed Purchaser) to the Issuer within ten (10) Business Days after delivery of the First Notice, which notice shall state the dollar amount of New Units such TGE Investor would like to purchase up to a maximum amount equal to such TGE Investor’s Proportionate Share.

(c) Notwithstanding anything to the contrary in this Section 5.1, the TGE Investors will have the right to participate in issuances of New Units constituting debt securities only to the extent that the BIP Funds or any of their Affiliates, as applicable, participate in such acquisition of such New Units constituting debt securities.

(d) The Issuer may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Equity Interests covered by this Section 5.1 to the nearest whole Equity Interest and requiring customary closing deliveries in connection with any preemptive rights offering.

(e) In the event that any TGE Investor does not elect to purchase all of its Proportionate Share, the New Units which were available for purchase by such non-electing TGE Investor (the “Excess New Units”) shall automatically be deemed to be accepted for purchase by any TGE Investor who indicated in its Preemptive Exercise Notice a desire to participate in the purchase of New Units in excess of its Proportionate Share. Unless otherwise agreed by each of the TGE Investors participating in the purchase, each TGE Investor who indicated in its Preemptive Exercise Notice that it desired to purchase more than its Proportionate Share shall purchase a number of Excess New Units equal to the lesser of (i) the number of Excess New Units indicated in the Preemptive Exercise Notice, if any, and (ii) an amount equal to the product of (A) the number of Excess New Units and (B) a fraction, the numerator of which is the number of Interests held at such time by such TGE Investor and the denominator of which is the aggregate number of Interests held at such time by each of the TGE Investors participating in such purchase of Excess New Units (in each case, on a look-through basis).

(f) In the event and to the extent that, subsequent to the procedure set forth in Section 5.1(b), any New Units (including any Excess New Units) are not acquired by the TGE Investor entitled to subscribe for and purchase such New Units, the Issuer shall be free to issue such New Units to any other Person; provided, that (i) the price per New Unit at which such New Units are being issued to and purchased by such Person is not less than the purchase price per New Unit set forth in the First Notice and (ii) the other terms and conditions pursuant to which such Person purchases such New Units are not materially more favorable than the terms set forth in the First Notice. Any New Units not issued or sold within ninety (90) days after the date of the First Notice (provided, that such ninety (90)-day period may be extended up to an additional ninety (90) days to the extent necessary to obtain any filings or consents from any applicable Governmental Entity) shall again be subject to the provisions of this Section 5.1.

(g) For the avoidance of doubt, if any TGE Investor elects not to participate in such a sale described in this Section 5.1, such TGE Investor shall be diluted accordingly.

Section 5.2 Acquisitions of TGE Securities.

(a) Prior to the acquisition, including in connection with any Take-Private Transaction with respect to TGE, of any outstanding Equity Interests or debt securities of any member of the TGE Group or any of the Closing Silo Entities, other than Secondary Purchases, (the “Subject Interests”) by a TGE Investor (or its Affiliates) (the “Acquiring Party”), including, for the avoidance of doubt, any such acquisition effected through any of the Closing Silo Entities, for so long as any other TGE Investor owns the Minimum Ownership Amount, each other TGE Investor shall have the right to purchase, the number of Subject Interests as provided in this Section 5.2; provided that for purposes of this Section 5.2(a), the term “Affiliate” means, with respect to GIC Investor, only Affiliates managed by GIC Special Investments Pte. Ltd.

(b) The Acquiring Party shall give the other TGE Investors at least ten (10) Business Days’ prior notice (the “Acquisition Notice”) of any proposed acquisition of Subject Interests, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to the other TGE Investors the opportunity to purchase their respective Proportionate Share of such Subject Interests at the same price, on the same terms and conditions and at the same time as the Acquiring Party proposes to acquire the Subject Interests. If a TGE Investor wishes to exercise its preemptive rights under this Section 5.2, it must do so by delivering an irrevocable written notice (subject to the consummation of the purchase of the Subject Interests) to the Acquiring Party within ten (10) Business Days after delivery of the Acquisition Notice, which notice shall state the dollar amount of Subject Interests such TGE Investor would like to purchase up to a maximum amount equal to such TGE Investor’s Proportionate Share.

(c) For the avoidance of doubt, the TGE Investors shall each be entitled to participate in any Take-Private Transaction up to its respective pro-rata interests in accordance with its Ownership Percentage. Each of the TGE Investors acknowledges that a Take-Private Transaction may be materially dependent upon the provision of committed equity and debt financing and as such, each TGE Investor agrees that such TGE Investor’s participation may be conditioned upon such TGE Investor’s entry into an equity commitment letter for such TGE Investor’s portion of such Take-Private Transaction and prompt response following notice of the final price and other material terms of such Take-Private Transaction.

(d) If the BIP Funds participate in a Take-Private Transaction, the BIP Funds shall exercise their reasonable best efforts to ensure that Enagas Investor is able to participate in such Take-Private Transaction in order to maintain at least a 20% Ownership Percentage (the “Target Take-Private Ownership Percentage”). If Enagas Investor is unable to participate in such Take-Private Transaction to maintain the Target Take-Private Ownership Percentage or to meet the Full Participation Condition, as applicable, solely to the extent such prohibition is due to a delay in receipt of Enagas Shareholder Approval, then, following the receipt of Enagas Shareholder Approval, the BIP Funds shall use good faith efforts to offer to Enagas Investor a right to purchase a number of Class A Shares that it was unable to purchase without Enagas Shareholder Approval at the Enagas Purchase Price (the “Purchase Option”). In the event the BIP Funds are unable to offer Enagas Investor a Purchase Option, Enagas Investor shall retain its rights under Section 2.1(a)(ii) and Section 2.4 as long as Enagas Investor has fully funded the lesser of (i) the Enagas Commitment or (ii) all amounts required to be funded pursuant to Section 5.4(c). In the event the BIP Funds offer Enagas Investor a Purchase Option and Enagas Investor elects not to participate in such Purchase Option or does not meet the Full Participation Condition, as applicable, Enagas Investor shall forfeit its rights under Section 2.1(a)(ii) until such time as Enagas Investor regains an Ownership Percentage equal to at least the Target Take-Private Ownership Percentage. The BIP Funds shall use good faith efforts to keep Enagas Investor reasonably informed of any intention to offer Enagas Investor the Purchase Option.

(e) The Acquiring Party may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Equity Interests covered by this Section 5.2 to the nearest whole Equity Interest and requiring customary closing deliveries in connection with any such transaction.

Section 5.3 TGE Investor Additional Investments.

(a) Secondary Purchases.

(i) On the date hereof, each TGE Investor has made cash contributions to Secondary Acquiror equal to their Ownership Percentage of the Secondary Purchase Amount for the purpose of making Secondary Purchases following the Effective Date. Aggregator GP, in its sole discretion, may cause Secondary Acquiror to make Secondary Purchases; provided, however, that no additional Class A Shares shall be purchased by Secondary Acquiror at a purchase price equal to the Specified Price or more per share without the consent of GIC Investor and Enagas Investor.

(ii) From and after the Effective Date and until the expiration of the Secondary Purchase Period, both (x) Agreed Purchases and (y) purchases of Class A Shares that are at a price per share equal to or exceeding the Specified Price and that are consented to by each TGE Investor shall only be consummated through Secondary Purchases made by Secondary Acquiror.

(iii) Any purchases of Class A Shares or any other equity securities of any member of the TGE Group by a BIP Fund or its Affiliates that are not either (x) made pursuant to either Section 5.3(a)(ii) or Section 5.3(b) or (y) Side Letter Purchases may not be effected through any Closing Silo Entity, but may be effected by any BIP Fund or its Affiliates through separate entities. For the avoidance of doubt, such separate entities shall not share in any of the economics of the Closing Silo Entities (subject to the provisions above with respect to Acceptable GP Transfers) unless otherwise agreed by all of the TGE Investors.

(iv) From and after the expiration of the Secondary Purchase Period, any TGE Investor may elect to cause Secondary Acquiror to distribute all remaining Secondary Purchase Amounts to the limited partners of Secondary Acquiror pursuant to the terms of the Secondary Acquiror LPA.

(b) Post-CFIUS Approval Enagas Investment. Promptly following the Enagas CFIUS Approval Date, Enagas Investor shall:

(i) purchase limited partner interests in each Aggregator Entity (for $83,373,052.26) and Secondary Acquiror (for $14,080,000.00), in each case, from each of the applicable BIP Funds that is a limited partner in each Aggregator Entity and Secondary Acquiror pro rata across each such Aggregator Entity and Secondary Acquiror, as applicable, in an aggregate amount sufficient to increase Enagas Investor’s Ownership Percentage by 3.52% such that Enagas Investor’s Ownership Percentage, immediately following such purchase, equals 28.42% (resulting in an expected aggregate purchase price of approximately $97.0 million (inclusive of Transaction Expenses) assuming no more than $400 million of post-closing Class A Share purchases are made after the Effective Date and prior to the time of the purchase); (“Enagas Post-CFIUS Investment Threshold Amount”); provided, that, in lieu of effecting the purchase of membership interests in VCOC Aggregator through a direct purchase from the members of VCOC Aggregator, such purchase shall be made by a contribution by Enagas Investor of the applicable amount in cash to ECI Aggregator, which ECI Acquiror shall use along with an assumption of the appropriate portion of the Debt Financing to purchase Class B Interests and membership interest in GP Acquiror from VCOC Acquiror (the “Post-CFIUS Approval Enagas Investment”).

(ii) The Post-CFIUS Approval Enagas Investment shall be made (i) with respect to each Aggregator Entity, on a look through basis at a price per Class B Share equal to the Post-CFIUS Approval Purchase Price plus a pro rata share of the Transaction Expenses and (ii) with respect to Secondary Acquiror, at a price per limited partner interest in Secondary Acquiror equal to the cost paid by the TGE Investors at Closing. The amount funded by Enagas Investor to fund the Post-CFIUS Approval Enagas

Investment is referred to as the “Additional Enagas Post-CFIUS Investment Amount.” Any amount of the Additional Enagas Post-CFIUS Investment Amount that is paid in order to increase Enagas Investor’s Ownership Percentage to the Enagas Post-CFIUS Investment Threshold Amount in respect of Class A Shares acquired after the Effective Date, including any purchase of limited partner interests in Secondary Acquiror, shall reduce the Enagas Commitment on a dollar for dollar basis.

(c) Enagas Commitment.

(i) In addition to the Secondary Purchases, each of the BIP Funds and Enagas Spain Investor agrees to make cash contributions in the applicable Additional Funding Amount (each, an “Additional Funding”), as requested by BIP from time to time (each, a “Capital Call”), to an entity designated and managed by BIP to fund the purchase of additional Class A Shares (which entity, for the avoidance of doubt, may not be a Closing Silo Entity unless the TGE Investors otherwise agree); provided, however, that no additional Class A Shares shall be purchased with the Enagas Commitment at a purchase price exceeding the Specified Price per share without the consent of Enagas Investor. In addition, to the extent that Enagas does not consent to the purchase of additional Class A Shares at a purchase price in excess of the Specified Price, and as a result, its Ownership Percentage or its ownership (on a look-through basis) of GP Acquiror is diluted, such dilution shall not be taken into account for purposes of the governance rights set forth herein. Each Additional Funding by Enagas shall reduce the Enagas Commitment on a dollar for dollar basis and in no event shall Enagas Investor be obligated at any time to make any Additional Funding in excess of its unpaid Enagas Commitment as of such time. Each Capital Call by BIP shall be made pursuant to a call notice (a “Call Notice”) setting forth (i) the amount of Additional Funding to be funded by Enagas in respect of such Capital Call, (ii) the account(s) and wire instructions to which such amounts should be paid and (iii) the date by which such amount is required to be funded (which shall not be less than 10 Business Days after the date such Call Notice is received by Enagas Spain Investor). Notwithstanding the foregoing, prior to the issuance of any Call Notice, BIP shall use its best efforts to keep Enagas Investor reasonably informed of its intention to make a Capital Call, to provide Enagas Investor with reasonable opportunity to be involved in such decision making process and to provide Enagas Investor with information relevant to the Capital Call as reasonably requested by Enagas Investor.

(ii) The BIP Funds shall use all of the Secondary Purchase Amount to purchase additional Class A Shares prior to making any additional Capital Calls.

(d) Enagas Default.

(i) If Enagas Investor fails to make the Post-CFIUS Approval Enagas Investment as prescribed in Section 5.3(b) or any Additional Funding required by a Capital Call as prescribed in Section 5.3(c) or if the BIP Funds fail to make any Additional Funding required by a Capital Call as prescribed in Section 5.3(c) (the amount that the Enagas Investor or the BIP Funds fail to fund, a “Defaulted Funding”) and, in the case of Enagas Investor, does not cure such failure within five Business Days after notice from BIP of such failure, Enagas Investor and the BIP Funds, as applicable, shall be deemed to be in “Co-Investment Default”. Enagas Investor and each Permitted Transferee to whom Enagas Investor has Transferred or proposes to Transfer Interests and the BIP Funds and each Permitted Transferee to whom the BIP Funds have Transferred or propose to Transfer Interests shall be deemed to be a “Co-Investment Defaulting Member”. A Co-Investment Defaulting Member shall: (i) be in default of this Agreement, but shall remain fully obligated to make any Defaulted Funding which such Co-Investment Defaulting Member failed to fund; and (ii) be subject to all such other rights and remedies as BIP, Enagas Investor and Aggregator GP, as applicable, may have against such Co-Investment Defaulting Member, including rights and remedies arising from such Co-Investment Defaulting Member’s breach of this Agreement. Furthermore, to the fullest extent permitted by applicable Law, BIP or Enagas Investor, as applicable, may, and Aggregator GP may cause the applicable entity to, take any one or more of the following remedial actions (to the extent not mutually exclusive with any other remedy described in this Section 5.3(d)) with respect to a Co-Investment Defaulting Member:

(A) loan the Co-Investment Defaulting Member an amount equal to such Co-Investment Defaulting Member’s Defaulted Funding and charge interest on such amount at a rate of the lesser of (1) 15% and (2) the maximum rate permitted under applicable Law;

(B) reduce the Enagas Commitment to zero ($0.00) such that Enagas Investor shall no longer have the right to participate in future acquisitions of Interests;

(C) charge interest on the Co-Investment Defaulting Member’s Defaulted Funding at the maximum rate permitted under applicable Law, or such other lower rate determined by BIP or Enagas Investor, as applicable; or

(D) pursue any other rights and remedies BIP, Enagas Investor or Aggregator GP, as applicable, may have against such Co-Investment Defaulting Member, including instituting suit for the Defaulted Funding, interest thereon, and reasonable costs and expenses, of enforcement of the Co-Investment Defaulting Member’s obligations.

(ii) Enagas Investor and the BIP Funds agree that the foregoing provisions of this Section 5.3(d) (including any abrogation of rights in respect of distributions or withdrawals, and any right of sale or forfeiture in respect of Interests pursuant to this Section 5.3(d)) are reasonable under the circumstances and constitute a good faith estimate of the loss likely to be suffered by BIP and the Closing Silo Entities in the event that Enagas Investor becomes a Co-Investment Defaulting Member or by Enagas Investor and the Closing Silo Entities in the event that any of the BIP Funds becomes a Co-Investment Defaulting Member.

(iii) Enagas Investor and the BIP Funds, as the case may be, shall be liable for the reasonable costs and expenses (including attorneys’ fees and expenses) incurred by BIP, Enagas Investor or any Closing Silo Entity, as applicable, in connection with the exercise of any of the remedies set forth in this Section 5.3(d) or arising out of any legal proceeding against such Co-Investment Defaulting Member relating to such Co-Investment Defaulting Member’s failure to comply with this Section 5.3(d).

ARTICLE VI

INDEMNIFICATION

Section 6.1 Right to Indemnification.

(a) Subject to the limitations and conditions as provided herein and to the fullest extent permitted by applicable Laws, each of the Closing Silo Entities (each, an “Indemnifying Party”) shall defend and indemnify each TGE Investor, Aggregator GP and their respective Affiliates, directors, officers, employees, managers, partners, controlling Persons, members and equityholders (collectively, “Indemnified Party”), in respect of, and hold them harmless from and against, any and all losses, damages, claims, costs, judgments, fines, settlements and expenses (including, without limitation, reasonable legal expenses and experts’ fees), but excluding any lost profits or punitive damages unless owed by an Indemnified Party to a third party, suffered, incurred or sustained by any Indemnified Party or to which such Indemnified Party becomes subject, however so arising whether under tort, contract, negligence, strict liability or otherwise, resulting from, arising out of, or relating to or in connection with any threatened, pending or completed third party action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding by reason of the fact that such Person, or a Person of whom such Person is the legal representative is or was a partner (or Affiliate, director, officer, employees, manager, partner, controlling Person, member or equityholder thereof) of any Closing Silo Entity; provided, however, that no Person shall be entitled to indemnification under this Section 6.1 if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Indemnified Party is seeking indemnification pursuant to this Section 6.1 such Indemnified Party’s actions or omissions constituted bad faith, willful misconduct or criminal wrongdoing. The rights granted pursuant to this Article VI shall be deemed contract rights, and no amendment, modification or repeal of this Article VI shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings arising prior to any such amendment, modification or repeal. IT IS ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS ARTICLE VI COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE OR UNDER THEORIES OF STRICT LIABILITY.

(b) If the Indemnifying Parties are required to indemnify any Indemnified Party hereunder, such indemnification shall be allocated among the Indemnifying Parties such that each of (i) the Non-ECI Silo Entities, (ii) the ECI Silo Entities and (iii) the VCOC Silo Entities shall each bear a portion of such indemnification pro-rata based on their respective ownership of Class A Shares and Class B Interests. Any indemnification pursuant to this Article VI shall be made only out of the assets of the Closing Silo Entities, it being agreed that Aggregator GP shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to any Closing Silo Entity to enable it to effectuate such indemnification.

Section 6.2 Indemnification and Expense Advancement With Respect to Actions Commenced by an Indemnified Party. Notwithstanding Section 6.1 and Section 6.3, the Indemnifying Party shall be required to indemnify and advance expenses to an Indemnified Party in connection with any action, suit or proceeding commenced by such Indemnified Party unless (i) the commencement of such action, suit or proceeding by such Indemnified Party was authorized by Aggregator GP in case the Indemnified Party is a TGE Investor other than GP Aggregator or any BIP Fund and its Affiliates directors, officers, employees, managers, partners, controlling Persons, members and equityholders or (ii) the commencement of such action, suit or proceeding by such Indemnified Party was authorized by GIC Investor and Enagas Investor in case the Indemnified Party is GP Aggregator or any BIP Fund and its Affiliates directors, officers, employees, managers, partners, controlling Persons, members and equityholders.

Section 6.3 Advance Payment. Any right to indemnification conferred in this Article VI shall include a limited right to be paid or reimbursed by the Indemnifying Party for any and all reasonable expenses as they are incurred by a Person entitled or authorized to be indemnified under Section 6.1 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Indemnifying Party of a written affirmation by such Person of his good faith belief that he has met the requirements necessary for indemnification under this Article VI and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.4 Appearance as a Witness. Notwithstanding any other provision of this Article VI, the Indemnifying Party shall pay or reimburse expenses incurred by any Person entitled to be indemnified pursuant to this Article VI in connection with such Person’s appearance as a witness or other participation in a Proceeding at a time when he is not a named defendant or respondent in the Proceeding.

Section 6.5 Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article VI shall not be exclusive of any other right which a Person indemnified pursuant to Section 6.1 may have or hereafter acquire under any Laws, this Agreement, or any other agreement, or otherwise.

Section 6.6 Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Indemnifying Party shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VI as to all losses, damages, claims, costs, judgments, fines, settlements and expenses (including, without limitation, reasonable legal expenses and experts’ fees) with respect to any Proceeding to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by Laws.

Section 6.7 Scope of Indemnity. For the purposes of this Article VI, references to the Indemnifying Party include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VI shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

Section 6.8 Other Indemnities. To the maximum extent permitted by Law, as among (i) any member of the TGE Group, (ii) any Closing Silo Entity (in accordance with Section 6.1(a)) and (iii) any Other Indemnification Agreements, this Section 6.8 shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, with (x) any member of the TGE Group having primary liability pursuant to any TGE Indemnification Rights, (y) any Closing Silo Entity (in accordance with Section 6.1(a)) having secondary liability and (z) the Other Indemnification Agreements having tertiary liability. If the applicable Indemnifying Party fails to indemnify or advance expenses to an Indemnified Party as required or contemplated by this Agreement, and any Person makes any payment to such Indemnified Party in respect of indemnification or advancement of expenses under any Other Indemnification Agreement on account of such Unpaid Indemnity Amounts, such other Person shall be subrogated to the rights of such Indemnified Party under this Agreement in respect of such Unpaid Indemnity Amounts. The parties hereto irrevocably waive, relinquish and release any Person party to any Other Indemnification Agreement with an Indemnified Party from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in this Article VI for which any Indemnified Party has received indemnification or advancement.

Section 6.9 Liability of Indemnified Party.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnified Party shall be liable for monetary damages to the Indemnifying Party or any other Person who is bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnified Party unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnified Party’s actions constituted bad faith, willful misconduct or criminal wrongdoing.

(b) To the extent that, at law or in equity, an Indemnified Party has duties and liabilities relating thereto to a Closing Silo Entity, the partners thereof, or any other Person who is bound by this Agreement, any Indemnified Party acting in connection with the such Closing Silo Entity’s business or affairs shall not be liable, to the fullest extent permitted by Law, to such Closing Silo Entity, to any partner thereof, or to any other Person who is bound by this Agreement for its reliance on the provisions of this Agreement and the other governing documents of such Closing Silo Entity.

(c) Any amendment, modification or repeal of this Agreement or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnified Party under this Agreement as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Counterparts. This Agreement may be executed by facsimile and in one (1) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties hereto and delivered (including by facsimile) to the other Parties.

Section 7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of Law of any jurisdiction other than those of the State of Delaware.

Section 7.3 Jurisdiction; Consent to Service of Process; Waiver. EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE LOCATED IN WILMINGTON, DELAWARE AND WAIVES ANY CLAIM THAT SUCH SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY AGREES THAT LIABILITY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL BE DETERMINED SOLELY BY A FINAL AND NON-APPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING (OR A SETTLEMENT TANTAMOUNT THERETO) AND ANY SUCH FINAL AND NON-APPEALABLE JUDGMENT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT IN ANY JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES OR IN ANY OTHER MANNER PROVIDED IN LAW OR IN EQUITY.

Section 7.4 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

Section 7.5 Remedies; Specific Performance. Each Party acknowledges and agrees that an award of monetary damages for failure to comply with this Agreement may not be an adequate remedy for the Party attempting to enforce such provisions and the non-breaching Party may have no adequate remedy at law. Accordingly, each Party agrees that the non-breaching Party will have the right, in addition to any other rights and remedies available at law or in equity, to enforce its rights and each other Party’s obligations under this Agreement by an action or actions for specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without the requirement of posting bond or other security. The non-breaching Party shall be entitled to recover its costs and expenses, including attorneys’ fees, incurred in connection with any successful action brought by it to enforce the breaching Party’s obligations to comply with such provisions.

Section 7.6 Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes the entire agreement of the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein or therein. Each TGE Investor has made, in consultation with its legal, financial and tax advisors, its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the transactions contemplated by this Agreement and the other Transaction Documents.

Section 7.7 Third-Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the Parties hereto and their respective successors and assigns. Nothing in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto, any rights or remedies under or by reason of this Agreement, or result in their being deemed a third-party beneficiary of this Agreement.

Section 7.8 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile and shall be directed, to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice) or on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient:

(a)	If to GIC Investor:

Jasmine Ventures Pte. Ltd.

168 Robinson Road

#37-01 Capital Tower

Singapore, 068912

Attention: Ankur Meattle; Ashok Samuel

With a copy (which shall not constitute notice) to:

GIC Special Investments Pte. Ltd.

280 Park Avenue

New York, New York 10017

Attention: Alex Greenbaum; Yoni Gontownik

Email: alexgreenbaum@gic.com.sg; yonigontownik@gic.com.sg

With a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

Attention: Asi Kirmayer

Email: akirmayer@sidley.com

(b)	If to the Enagas Investor:

Enagás, S.A.

Paseo de los Olmos 19

28005 Madrid

Attention: Borja García-Alarcón Altamirano

Email: bgarciaalarcon@enagas.es

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street,

Suite 3700

Houston, Texas 77002

Attention: Jeff Munoz; Debbie Yee; Bill Finnegan; Javier Marti-Fluxa

Emails: jeff.munoz@lw.com; debbie.yee@lw.com; bill.finnegan@lw.com; javier.marti-fluxa@lw.com

(c)	If to the Closing Silo Entities, the BIP Funds, TGE GP or GP Acquiror:

Blackstone Infrastructure Advisors L.L.C.

345 Park Avenue

New York, NY 10154

Attention: Tia Breakley

Email: Breakley@blackstone.com

With a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin St.

Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider; Alan Beck; Lande Spottswood

Emails: kfullenweider@velaw.com; abeck@velaw.com; lspottswood@velaw.com

Section 7.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party hereto shall assign its rights or delegate any or all of its obligations under this Agreement, except (i) as expressly provided in Section 4.2 hereof and (ii) in connection with any Permitted Transfer pursuant to clause (i) of the definition of Permitted Transfer.

Section 7.10 Amendments. All amendments to this Agreement must be in writing and signed by all Parties; provided that, Aggregator GP may amend this Agreement, without the consent of any other Party hereto, solely, to the extent permitted by Section 7.17 hereof, in order to (i) provide any Additional Investor with (a) board or committee director designation or observer rights (including in respect of any Subsidiary) of the type granted to the Co-Investors in Section 2.1, but only to the extent that such rights or the grant of such rights do not result in an increase in the size of the Board without GIC Investor’s consent as provided in Section 2.1(f) and do not infringe or limit the rights of the GIC Investor with respect to such matters (b) consent rights, including those granted to the Co-Investors in Sections 2.3 and 2.4, with respect solely to entities in which such Additional Investor is directly or indirectly invested and solely to the extent that such rights or the grant of such rights does not adversely impact, limit or infringe the rights or obligations of any other Co-Investor prior to such amendment or otherwise disproportionately adversely affect a Co-Investor as compared to the BIP Funds, (c) cooperation rights in respect of securities filings granted to the Co-Investors in Section 2.7, (d) information rights with respect to entities in which such Additional Investor is directly or indirectly invested, including those granted to the Co-Investors in Sections 3.1 through 3.3, (e) rights to make Permitted Transfers as contemplated by Section 4.1, (f) tag-along rights granted to the Co-Investors in Section 4.5, (g) registration rights granted to the Co-Investors in Section 4.6; (h) pre-emptive rights granted to the Co-Investors in Section 5.1, (i) indemnification rights consistent with Article VI but only to the extent that all the entities in which such Additional Investor is invested are similarly joined as parties to this Agreement and included as Indemnifying Parties, and (j) any other rights derivative of the BIP Funds’ rights herein that are enforceable solely against the BIP Funds and that could be provided by the BIP Funds to an Additional Investor in a separate agreement to which neither Co-Investor is a party without resulting in a breach of this Agreement; and (ii) burden such Additional Investor with the drag-along obligations by which the Co-Investors are burdened in Section 4.4; provided, further, that, Aggregator GP shall give each other TGE Investor with as much notice of the intent to make such amendment and the general substance thereof as reasonably practicable in the circumstances (but not less than five (5) Business Days), and an opportunity (of not less than two (2) Business Days) to review and comment on the content of any amendments proposed to be made by Aggregator GP pursuant to the preceding proviso.

Section 7.11 Waivers. Any Party may, only by an instrument in writing, waive compliance by another Party with any term or provision of this Agreement. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

Section 7.12 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

Section 7.13 Interpretation. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, this Agreement shall be construed as if it were drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 7.14 Further Assurances. The Parties agree that, from time to time, each of them will execute and deliver, or cause to be executed and delivered, such further agreements and instruments and take such other action as may be necessary to effectuate the provisions, purposes and intents of this Agreement; provided, however, that nothing in this Agreement shall require GIC Investor or Enagas Investor to provide non-public information with respect to itself or its Affiliates.

Section 7.15 Limited Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, the Parties covenant, agree and acknowledge that no Person other than the Parties hereto has any liabilities, obligations or commitments of any nature (whether known or unknown, whether due or to become due, absolute, contingent or otherwise) hereunder (in each case subject to the limitations provided herein) or in connection with the transactions contemplated hereby and that, notwithstanding that each Party or its general partner (and any assignee permitted under Section 7.9 hereof) may be a limited partnership, limited liability company or any other entity, no Party has any right of recovery under this Agreement or under any document or instrument delivered in connection herewith, against, or any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement, the transactions contemplated hereby or in respect of any oral representation made or alleged to be made in connection herewith, against, and no personal liability whatsoever shall attach to, be imposed upon or otherwise be incurred by the former, current or future direct or indirect equity holders, controlling Persons, directors, officers, employees, agents, Affiliates (other than any assignee permitted under Section 7.9 hereof), members, managers or general or limited partners of any of the Parties or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate (other than any assignee permitted under Section 7.9 hereof) or agent of any of the foregoing, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

Section 7.16 No Corporate Opportunities Doctrine. Each Party acknowledges and agrees that (i) each of TGE Investor and its Affiliates manage investments in the energy industry in the ordinary course of business (such investments, “Institutional Investments”) and that each TGE Investor and its Affiliates may make Institutional Investments, even if such Institutional Investments are competitive with the business of the TGE Group, and (ii) each TGE Investor, its Affiliates and each of their Representatives, as applicable, (A) shall not be prohibited, by virtue of its status as a general partner, limited partner, director, designee, observer or otherwise from pursuing or engaging in such Institutional Investments; (B) shall not be obliged or have a duty to inform, or present to, any other Party or any member of the TGE Group of any opportunity, relationship or investment (and no other Party or any of its Affiliates will acquire or be entitled to any interest or participation in any such opportunity, relationship or investment) and shall not be bound by the doctrine of corporate opportunity (or analogous doctrine); and (C) shall not be deemed to have a conflict of interest with, or to have breached this Agreement or any duty (if any), whether express or implied by law, to, any other Party, any of its Affiliates or any member of the TGE Group by reason of such Person’s (or any of its representative’s or equity holder’s) involvement in such activities or interests.

Section 7.17 Additional Investors.

(a) None of the GP Acquiror, any member of the TGE Group, the BIP Funds or any of their respective Affiliates shall enter into any additional, or modify any existing, agreements with any Additional Investor that acquires a number of Interests less than or equal to the then-current Interests held by GIC Investor (in each case, on a look-through basis) from its capital invested as of the Effective Date and without giving effect to any incremental purchases of Class A Shares of TGE or Equity Interests in GP Acquiror by GIC Investor following the Closing, that have the effect of establishing governance (including approval rights), information or liquidity rights more favorable to such Additional Investor than such rights established in favor of GIC Investor by this Agreement.

(b) Other than those governance (including approval rights), information or liquidity rights given to GIC Investor as of the Effective Date, which may be established in respect of any Additional Investor subject only to the provisions of Section 7.17(a), none of the GP Acquiror, any member of the TGE Group, the BIP Funds or any of their respective Affiliates shall enter into any additional, or modify any existing, agreements with any Additional Investor that acquires a number of Interests less than or equal to the then-current Interests held by Enagas Investor (in each case, on a look-through basis) from its capital invested as of the Effective Date and without giving effect to any incremental purchases of Class A Shares of TGE or Equity Interests in GP Acquiror by Enagas Investor following the Closing, that have the effect of (i) establishing information or liquidity rights more favorable to such Additional Investor (excluding, for this purpose limited partners or other investors in the BIP Funds or its Affiliates with respect to their information or liquidity rights with respect to their investment in the BIP Fund or its Affiliate generally) than such rights established in favor of Enagas Investor by this Agreement or (ii) with respect to any Additional Investor (excluding, for this purpose, limited partners or other investors in the BIP Funds or its Affiliates) governance rights (including approval rights) more favorable to such Additional Investor than such rights established in favor of Enagas Investor by this Agreement, in the case of each of the foregoing (i) and (ii), unless such rights are also offered to Enagas Investor. For the avoidance of doubt, the Enagas Investor consents to the rights given to GIC Investor pursuant to this Agreement as of the Effective Date.

Section 7.18 Expenses. The TGE Acquirors shall, at the Closing, pay for (or reimburse the applicable Co-Investor or its Affiliates to the extent paid prior to Closing) all reasonable and documented out of pocket costs and expenses incurred by each of the Co-Investors, BIP and their respective Affiliates in connection with the Transaction, including, without limitation, third-party financing fees, reasonable and documented travel expenses and other out-of-pocket costs and expenses, and fees and expenses of financial, legal, accounting, tax and other advisors and consultants on a pro-rata basis based on the TGE Acquirors’ respective proportional ownership of the Subject Interests; provided that, with respect to Enagas Investor, such payment or reimbursement shall only be made with respect to any such costs and expenses incurred since January 30, 2019; provided, further, that this Section 7.18 supersedes all other agreements between the TGE Investors with respect to fees and expenses.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the Effective Date.

BLACKSTONE:

BIP AGGREGATOR Q L.P.
By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

BLACKSTONE INFRASTRUCTURE
PARTNERS – V L.P.
By: BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P., its general partner
By: BIA GP L.P., its general partner
By: BIA GP L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

BLACKSTONE INFRASTRUCTURE ASSOCIATES L.P.

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

BIP HOLDINGS MANAGER L.L.C.

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Equityholders Agreement

ACQUIRORS:

PRAIRIE GP ACQUIROR LLC
By: Prairie Non-ECI Acquiror LP, its sole member
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE ECI ACQUIROR HOLDCO LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE ECI AGGREGATOR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE NON-ECI ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Equityholders Agreement

PRAIRIE NON-ECI ACQUIROR HOLDCO LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE NON-ECI AGGREGATOR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE VCOC ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE VCOC ACQUIROR HOLDCO LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE VCOC AGGREGATOR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Equityholders Agreement

BIP PRAIRIE E L.P.
By: BIP Prairie E Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

BIP PRAIRIE E MANAGER L.L.C.

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

PRAIRIE SECONDARY ACQUIROR LP
By: BIP Holdings Manager L.L.C., its general partner

By:	/s/ Sean Klimczak
Name:	Sean Klimczak
Title:	Senior Managing Director

Signature Page to Equityholders Agreement

GIC INVESTOR:

JASMINE VENTURES PTE. LTD.

By:	/s/ Alex Greenbaum
	Name:	Alex Greenbaum
	Title:	Authorized Person

Signature Page to Equityholders Agreement

ENAGAS INVESTOR:

ENAGAS HOLDING USA, S.L.U.

By:	/s/ Marcelino Oreja Arburúa
Name:	Marcelino Oreja Arburúa
Title:	Authorized Representative

ENAGAS U.S.A. LLC

By:	/s/ Marcelino Oreja Arburúa
Name:	Marcelino Oreja Arburúa
Title:	Authorized Representative

Signature Page to Equityholders Agreement